Exhibit 10.1
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
by and among
BELL MICROPRODUCTS INC.
BELL MICROPRODUCTS — FUTURE TECH, INC.
RORKE DATA, INC.
BELL MICROPRODUCTS CANADA — TENEX DATA ULC
TOTAL TEC SYSTEMS, INC.
FOREFRONT GRAPHICS US INC.
as Borrowers
BELL MICROPRODUCTS CANADA INC.
BELL MICROPRODUCTS MEXICO SHAREHOLDER, LLC
as Guarantors
WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN)
as Administrative Agent
WACHOVIA CAPITAL MARKETS, LLC
as Lead Arranger and Sole Bookrunner
BANK OF AMERICA, N.A.
as Co-Agent
and
THE FINANCIAL INSTITUTIONS NAMED HEREIN
as Lenders
Dated as of September 29, 2008

-i-

-ii-

-iii-

-iv-

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
     This Amended and Restated Loan and Security Agreement, dated as of September 29, 2008, is entered into by and among Bell Microproducts Inc., a California corporation (“Administrative Borrower”), Bell Microproducts — Future Tech, Inc., a California corporation (“Future Tech”), Rorke Data, Inc., a Minnesota corporation (“Rorke”), Bell Microproducts Canada — Tenex Data ULC, a Nova Scotia unlimited liability company (“Tenex”), Total Tec Systems, Inc., a New Jersey corporation (“Total Tec”), Forefront Graphics US Inc., an Ontario corporation (“Forefront” and together with Administrative Borrower, Future-Tech, Rorke, Tenex and Total Tec, individually, a “Borrower” and collectively, “Borrowers”), Bell Microproducts Canada Inc., a California corporation (“Bell Micro Canada”), Bell Microproducts Mexico Shareholder, LLC, a Florida limited liability company (“Mexico Shareholder”, and together with Bell Micro Canada, individually a “Guarantor” and collectively, “Guarantors”), the financial institutions from time to time parties hereto as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders”), Wachovia Capital Markets, LLC in its capacity as lead arranger and sole bookrunner, Wachovia Capital Finance Corporation (Western) in its capacity as administrative agent for Lenders (“Wachovia”, and in such capacity, “Agent”) and Bank of America, N.A. in its capacity as co-agent (“Co-Agent”).
W I T N E S S E T H:
     WHEREAS, Congress Financial Corporation (Western), now known as Wachovia Capital Finance Corporation (Western), Borrowers and Guarantors previously have entered into that certain Loan and Security Agreement dated as of May 14, 2001, as amended by that certain First Amendment to Loan and Security Agreement dated as of December 31, 2002, Second Amendment to Loan and Security Agreement and Waiver dated as of October 9, 2003, Third Amendment to Loan and Security Agreement dated as of September 13, 2004, Fourth Amendment to Loan and Security Agreement dated as of November 12, 2004, Fifth Amendment to Loan and Security Agreement dated as of March 4, 2005 and as amended and restated on April 29, 2005, Sixth Amendment to Loan and Security Agreement dated as of June 29, 2005, Seventh Amendment to Loan and Security Agreement dated as of October 2, 2006, Eighth Amendment to Loan and Security Agreement dated as of November 2006, Amendment and Consent Letter dated as of January 26, 2007, and Ninth Amendment to Loan and Security Agreement dated as of September 27, 2007 (as amended, the “Original Loan Agreement”), pursuant to which Congress Financial Corporation (Western), now known as Wachovia Capital Finance Corporation (Western), has provided loans and certain other financial accommodations to Borrowers; and
     WHEREAS, the parties hereto have agreed to amend and restate in their entirety the agreements contained in the Original Loan Agreement as amongst themselves; and
     WHEREAS, Administrative Borrower directly or indirectly owns all of the issued and outstanding Capital Stock (as defined below) of the other Borrowers and of Guarantors; and

     WHEREAS, Borrowers and Guarantors operate as an integrated business unit, and the financial success of each of them is dependent upon the financial success of each other; and
     WHEREAS, Borrowers and Guarantors have requested that Agent and Lenders enter into certain financing arrangements with Borrowers pursuant to which Lenders may make loans and provide other financial accommodations to Borrowers; and
     WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein, and Agent is willing to act as administrative agent for Lenders, all on the terms and conditions set forth herein and in the other Financing Agreements; and
     WHEREAS, each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Original Loan Agreement, as amended and restated hereby, and the other Financing Agreements effective as of the date hereof;
     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1. DEFINITIONS
     For purposes of this Agreement, the following terms shall have the respective meanings given to them below:
     1.1 “Accounts” shall mean, as to each Borrower and each Guarantor, all present and future rights of such Borrower and such Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of by such Borrower or Guarantor, (b) for services rendered or to be rendered by such Borrower or Guarantor, (c) for a secondary obligation incurred or to be incurred to such Borrower or Guarantor, or (d) any of such Borrower’s or Guarantor’s right to payment arising out of the use of a credit or charge card or information contained on or for use with the card.
     1.2 “Acquisition Loans” shall have the meaning set forth in Section 2.3 of this Agreement.
     1.3 “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a) the London Interbank Offered Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in

Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Rate Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Rate Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.
     1.4 “Administrative Borrower” shall mean Bell Microproducts Inc., a California corporation in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 6.7 hereof and it successors and assigns in such capacity.
     1.5 “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds five (5%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds five (5%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds five (5%) percent or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.
     1.6 “Agent” shall have the meaning set forth in the introductory paragraph hereof.
     1.7 “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.6 hereof.
     1.8 “Bank Product Provider” shall mean Agent and Co-Agent, together with their Affiliates, and any other Lender, together with its Affiliates, or other financial institution (in each case as to any such other Lender, its Affiliates or other financial institution to the extent approved by Agent) that provides any Bank Products to Borrowers or Guarantors.
     1.9 “Bank Products” shall mean any one or more of the following types or services or facilities provided to a Borrower by a Bank Product Provider: (a) credit cards or stored value cards or (b) cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of a Borrower pursuant to agreement or overdraft for any accounts of Borrowers maintained at Agent or any Bank Product Provider that are subject to the control of Agent pursuant to any deposit account control agreement to which Agent or such Bank Product Provider is a party, as applicable, and (ii) controlled disbursement services and (c) Hedge Agreements if and to the extent permitted hereunder. Any of the foregoing shall only be included in the definition of the term “Bank Products” to the extent that the Bank Product Provider has been approved by Agent.

     1.10 “Bell Micro Canada” shall have the meaning set forth in the introductory paragraph hereof.
     1.11 “Bell Micro Europe” shall mean Bell Microproducts Europe, Inc., a California corporation.
     1.12 “Bell Micro Mexico” shall mean Bell Microproducts Mexico, S.A. de C.V., a Mexican corporation.
     1.13 “Bell Micro Mexico Pledge Agreement” shall mean the Stock Pledge Agreement dated as of October 9, 2003 executed and delivered by Future Tech and Mexico Shareholder, to Agent, for the benefit of Lenders, with respect to 100% of the stock of Bell Micro Mexico owned by Future Tech and Mexico Shareholder.
     1.14 “Bell UK” shall mean Bell Microproducts Limited, a company organized under the laws of England and Wales.
     1.15 “Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.
     1.16 “Bonded Inventory” means Inventory held for a specific customer, which customer is deemed credit-worthy by Agent in its reasonable discretion, and is subject to binding customer purchase orders that may not be cancelled and that provide that the Inventory may not be returned.
     1.17 “Borrower” shall have the meaning set forth in the introductory paragraph hereof.
     1.18 “Borrowing Base” shall mean at any time:
          (a) the sum of:
(i) eighty-five percent (85%) of the Net Amount of Eligible Accounts of Borrowers, provided, that, Revolving Loans made in respect of Eligible Accounts that are Foreign Accounts shall not exceed $25,000,000, plus
(ii) the lesser of
(A) the lesser of (1) fifty percent (50%) multiplied by the Value of Eligible Inventory of Borrowers, or (2) eighty-five percent (85%) of the Net Recovery Percentage multiplied by the Value of the Eligible Inventory of Borrowers, or
(B) the Inventory Loan Limit, or
(C) the amount available under clause (a)(i) above based upon Eligible Accounts, minus
          (b) Reserves attributable to Borrowers.

For purposes only of applying the Inventory Loan Limit, Agent may treat the then undrawn amounts of outstanding Letters of Credit for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Agent is in effect basing the issuance of the Letter of Credit on the Value of the Eligible Inventory being purchased with such Letter of Credit. In determining the actual amounts of such Letter of Credit to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit. The amounts of Eligible Inventory of any Borrower shall, at Agent’s option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of such Borrower or the perpetual inventory record maintained by such Borrower.
     1.19 “Brazil Holdings” shall have the meaning set forth in Section 9.10 hereof.
     1.20 “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, the State of California or the State of North Carolina, and a day on which Agent and each Lender is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable London Interbank Offered Rate market.
     1.21 “Canadian Pension Plans” shall have the meaning set forth in Section 8.9 hereof.
     1.22 “Capitalized Lease Obligations” shall mean any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purposes of this Agreement, the amount of such obligation at any date shall be capitalized amount thereof at such date, determined in accordance with GAAP.
     1.23 “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations, limited liability company interests or other equivalents (however designated) of such Person’s capital stock at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).
     1.24 “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Borrower or any Guarantor) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s

Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.
     1.25 “Change of Control” shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower or any Guarantor to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than as permitted in Section 9.7 hereof; (b) the liquidation or dissolution of any Borrower or any Guarantor or the adoption of a plan by the stockholders of any Borrower or any Guarantor relating to the dissolution or liquidation of such Borrower or such Guarantor, other than as permitted in Section 9.7 hereof; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding Voting Stock of any Borrower or any Guarantor or the Board of Directors of any Borrower or any Guarantor; (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Administrative Borrower (together with any new directors whose nomination for election by the stockholders of Administrative Borrower, was approved by a vote of at least sixty-six and two-thirds (66 2/3%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Administrative Borrower then still in office; and (e) the failure of Administrative Borrower to own, directly or indirectly, fifty one (51%) percent of the voting power of the total outstanding Voting Stock of each other Borrower or Guarantor, other than pursuant to a transfer of such outstanding Voting Stock to any Borrower or any Guarantor and other than pursuant to a sale of the Voting Stock of any Borrower or any Guarantor consented to by the Agent and Required Lenders.
     1.26 “Closing Date” shall mean the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 11.3.
     1.27 “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.
     1.28 “Collateral” shall have the meaning set forth in Section 5.1 hereof.

     1.29 “Collateral Access Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, from any lessor of premises to any Borrower or any other person to whom any Collateral (including Inventory, Equipment, bills of lading or other documents of title) is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other person, inter alia, acknowledges the first priority security interest of Agent in such Collateral, agrees to waive any and all claims such lessor, consignee or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Agent access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise Agent’s rights and remedies and otherwise deal with such Collateral and in the case of any person who at any time has custody, control or possession of any bills of lading or other documents of title, agrees to hold such bills of lading or other documents as bailee for Agent and to follow all instructions of Agent with respect thereto.
     1.30 “Commitment” shall mean, as to any Lender, the Revolving Loan Commitment of such Lender.
     1.31 “Consolidated EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Net Income of such Person and its Subsidiaries for such period on a consolidated basis determined in accordance with GAAP, plus (b) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest and deferred compensation) of such Person and its Subsidiaries for such period (to the extent deducted in the computation of Net Income), all in accordance with GAAP, plus (c) Interest Expense of such Person and its Subsidiaries for such period (to the extent deducted in the computation of Net Income), plus (d) the provision for Federal, State, local and foreign income taxes payable by such Person or its Subsidiaries for such period (to the extent deducted in the computation of Net Income), plus (e) restructuring charges for the downsizing of the business of Administrative Borrower and its Subsidiaries in an aggregate sum not to exceed (i) $3,000,000 for periods ending on or before September 30, 2009, or (ii) for periods ending after September 30, 2009, the sum of $3,000,000 minus the amount of such restructuring charges incurred after September 30, 2008, but prior to the beginning of such period.
     1.32 “Credit Facility” shall mean the Revolving Credit Facility.
     1.33 “Customs Broker” shall mean any person selected by any Borrower after written notice by such Borrower to Agent who is reasonably acceptable to Agent to perform port of entry services to process Inventory imported by such Borrower from outside the United States of America and to supply facilities, labor and materials to such Borrower in connection therewith, provided, that, as to each such person (a) Agent shall have received a Collateral Access Agreement duly authorized, executed and delivered by such person, (b) such agreement is in full force and effect and (c) such person shall be in compliance in all material respects with the terms thereof.
     1.34 “Defaulting Lender” shall have the meaning set forth in Section 6.12 hereof.

     1.35 “Disqualified Borrower” shall mean any Borrower with respect to which an event has occurred or a condition exists that has had or can reasonably be expected to have a Material Adverse Effect on such Borrower.
     1.36 “Dollars” or “$” shall mean United States dollars.
     1.37 “Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of any political subdivision of the United States.
     1.38 “Dominion Trigger Event” shall have the meaning set forth in Section 6.3 hereof.
     1.39 “Eligible Accounts” shall mean, as to each Borrower, Accounts created by such Borrower which are and continue to be acceptable to Agent (in the exercise of its good faith commercial judgment) based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:
          (a) such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;
          (b) such Accounts do not remain unpaid more than sixty (60) days after the original due date thereof or more than ninety (90) days after the original invoice date thereof;
          (c) such Accounts are owed by an account debtor where less than fifty percent (50%) of the total Accounts owed by that account debtor and its Affiliates remain unpaid more than the number of days specified in clause (b) above;
          (d) such Accounts comply with the terms and conditions contained in Section 7.2(c) of this Agreement;
          (e) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, sale on evaluation, sale of replacement parts, or other terms under which payment by the account debtor may be conditioned or contingent;
          (f) the chief executive office or other principal office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, at any time promptly upon Agent’s request, such Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be reasonably required by Agent to perfect the security interests of Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may reasonably request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada), or the Account is a Foreign Account and at least one of the following facts is true: (A) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank reasonably satisfactory to Agent and payable only in the United States of America and in

U.S. dollars, sufficient to cover such Account, in form and substance reasonably satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Agent, or (B) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (C) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);
          (g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Accounts, except the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts;
          (h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of an Account or reduce the amount payable or delay payment thereunder;
          (i) such Accounts are subject to the first priority, valid and perfected security interest of Agent (for itself and the ratable benefit of Lenders) and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;
          (j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an Affiliate of any Borrower or any Guarantor;
          (k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, the federal government of Canada, any State or Province, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, the federal government of Canada, any State or Province, political subdivision, department, agency or instrumentality thereof, upon Agent’s request, the Federal Assignment of Claims Act of 1940, as amended, if applicable, the Financial Administration Act (Canada), if applicable, or any similar State, provincial or local law, if applicable, has been complied with in a manner satisfactory to Agent;
          (l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor’s financial condition;
          (m) such Accounts of a single account debtor or its affiliates do not constitute more than fifteen percent (15%) of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);
          (n) such Accounts are not evidenced by any instrument or chattel paper;
          (o) such Accounts are owed by account debtors whose total indebtedness to such Borrower does not exceed the credit limit with respect to such account debtors as determined by such Borrower from time to time in the ordinary course of business, to the extent such credit limits are reasonably satisfactory to Agent (but the portion of the Accounts not in excess of such credit limit which is reasonably satisfactory to Agent may be deemed Eligible Accounts);
          (p) cash on delivery and credit card Accounts;
          (q) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received a written agreement duly executed and delivered by the account debtor in form and substance reasonably satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice; and
          (r) such Accounts are owed by account debtors deemed creditworthy at all times by Agent, as determined by Agent in good faith.
General criteria for Eligible Accounts may be established and revised from time to time by Agent in its good faith judgment, based on an event, condition or other circumstance arising after the date hereof, or existing on the date hereof to the extent Agent has no written notice thereof from a Borrower, which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Agent. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.
     1.40 “Eligible Inventory” shall mean, as to each Borrower, such Borrower’s Inventory consisting of raw materials held for resale or finished goods held in the United States of America or Canada for resale in the ordinary course of the business of such Borrower which are reasonably acceptable to Agent based on the criteria set forth below, and subject to such reserves as Agent may from time to time in the exercise of its commercially reasonable judgment establish, including without limitation reserves for cost test variances, shrinkage, warranties, royalties and labor and miscellaneous costs. In general, Eligible Inventory shall not include (a) work-in-process; (b) raw materials (other than raw materials held for resale); (c) components which are not part of finished goods; (d) spare parts for equipment; (e) packaging and shipping materials; (f) supplies used or consumed in such Borrower’s business; (g) Inventory at premises other than those owned and controlled by such Borrower, except (i) any Inventory which would otherwise be deemed Eligible Inventory at locations in the United States of America or Canada which are not owned and operated by such Borrower may nevertheless be considered Eligible Inventory: (A) as to locations which are leased by such Borrower if Agent shall have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor, and (B) as to locations owned and operated by a third person, if Agent shall have received a Collateral Access Agreement from such owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator and, in addition, if required by Agent: (1) UCC or PPSA financing statements between the owner and operator, as consignee or bailee and such Borrower, as consignor or bailor, in form and substance reasonably satisfactory to Agent, which are duly assigned to Agent and (2) a written notice to any lender to the owner and operator of the first priority security interest in such Inventory of Agent and (ii) Inventory which would otherwise be Eligible Inventory located outside the United States of America or Canada which is in transit to either the premises of a Customs Broker in the United States of America or Canada or premises of a Borrower in the United States of America or Canada, as the case may be, which are either owned and controlled by such Borrower or leased by such Borrower (but only if Agent has received a Collateral Access Agreement duly authorized, executed and delivered by such Customs Broker or the owner and lessor of such leased premises, as the case may be), provided, that, (A) Agent has a first priority perfected security interest in and lien and hypothec upon, and control and possession of, all originals of documents of title with respect to such Inventory, (B) Agent has received (1) a Collateral Access Agreement, duly authorized, executed and delivered by the Customs Broker handling the shipping and delivery of such Inventory, (2) a copy of the certificate of marine cargo insurance in connection therewith in which it has been named as an additional insured and loss payee in a manner acceptable to Agent and (3) a copy of the invoice and manifest with respect thereto, and (C) such Inventory is not subject to any Letter of Credit Accommodation; (h) Inventory subject to a security interest, lien or hypothec in favor of any person other than Agent except those permitted in this Agreement; (i) bill and hold goods; (j) unserviceable Inventory or Inventory that is obsolete or slow moving in accordance with such Borrower’s historical practices (provided, that, any Inventory that is held by any Borrower for more than 90 days shall be considered slow-moving; but provided that for purposes of the advance rate based on the Net Recovery Percentage multiplied by the Value of the Inventory of Borrowers specified in the definition of “Borrowing Base” in Section 1 of this Agreement, such Inventory held by any Borrower for more than 90 days shall not be excluded from the Value of Inventory to the extent it has been taken into account as slow moving in the appraisal on which the Net Recovery Percentage is based), unless such Inventory is Bonded Inventory or is subject to price protection or stock rotation arrangements with the vendor of the Inventory; (k) Inventory which is not subject to the first priority, valid and perfected security interest, lien or hypothec of Agent; (l) returned, evaluation, damaged and/or defective Inventory; (m) Inventory purchased or sold on consignment; (n) drop shipped Inventory; (o) Inventory with field technicians; (p) Inventory returned to vendors; and (q) showroom and production Inventory. General criteria for Eligible Inventory may be established and revised from time to time by Agent in its good faith judgment, based on an event, condition or other circumstance arising after the date hereof, or existing on the date hereof to the extent Agent has no written notice thereof from a Borrower, which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.
     1.41 “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Agent; and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Agent, provided, that, (i) neither any Borrower nor any Guarantor or any Affiliate of any Borrower or any Guarantor shall qualify as an Eligible Transferee and (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or any Guarantor shall qualify as an Eligible Transferee, except as Agent may otherwise specifically agree.
     1.42 “Environmental Laws” shall mean all foreign, Federal (United States or Canada), State, provincial and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower or any Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Safe Drinking Water Act of 1974, and the Canadian Environmental Protection Act 1999, (ii) applicable state counterparts to such laws, and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.
     1.43 “Equipment” shall mean, as to each Borrower, all of such Borrower’s now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.
     1.44 “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.
     1.45 “ERISA Affiliate” shall mean any person required to be aggregated with Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.
     1.46 “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) a complete or partial withdrawal by any Borrower, any Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; and (f) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, any Guarantor or any ERISA Affiliate in excess of $5,000,000.
     1.47 “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.
     1.48 “Eurodollar Rate Margin” shall mean:
          (a) two and one-half percent (2.50%) if the average daily Excess Availability during the immediately preceding calendar month is greater than or equal to $35,000,000,
          (b) two and three-quarters percent (2.75%) if the average daily Excess Availability during such period is less than $35,000,000 but greater than or equal to $27,500,000, and
          (c) three percent (3.00%) if the average daily Excess Availability during such period is less than $27,500,000;
provided, that, until April 1, 2009 the “Eurodollar Rate Margin” shall be deemed to be the percentage calculated in Clause (b) hereof.
     1.49 “Excess” shall have the meaning set forth in Section 3.1(e) of this Agreement.
     1.50 “Excess Availability” shall mean the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of: (i) the Borrowing Base and (ii) the Revolving Loan Limit (in each case under (i) or (ii) after giving effect to any Reserves other than any Reserves in respect of Letter of Credit Accommodations), minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations of Borrowers, plus (ii) the amount of all Reserves then established in respect of Letter of Credit Accommodations, plus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of such Borrower which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by such Borrower in good faith), plus (iv) without duplication, the amount of checks issued by such Borrower to pay trade payables and other obligations which are more than sixty (60) days past due as of the end of the immediately preceding month or at Agent’s option, as of a more recent date based on such reports as Agent may from time to time specify (other than trade payables or other obligations being contested or disputed by such Borrower in good faith), but not yet sent; provided, that, for the purposes of determining the Eurodollar Rate Margin and the Prime Rate Margin and for the purposes of Section 9.14 hereof, “Excess Availability” shall mean the amount, as determined by Agent, calculated at any time, equal to: (c) the lesser of the Borrowing

Base and the Revolving Loan Limit, minus, (d) the amount of all then outstanding and unpaid Obligations.
     1.51 “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.
     1.52 “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.
     1.53 “Fee Letter” shall have the meaning set forth in Section 3.3(a) hereof.
     1.54 “Final Maturity Date” shall mean September 20, 2010, as such date may be extended pursuant to Section 13.1(a) hereof.
     1.55 “Financing Agreements” shall mean, collectively, this Agreement , the Fee Letter and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, hypothecs, intercreditor agreements, the Bell Micro Mexico Pledge Agreement, and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Obligor in connection with this Agreement; provided, that, in no event shall the term “Financing Agreements” be deemed to include any Hedge Agreement.
     1.56 “Fixed Charge Coverage Ratio” shall mean, as to any Person for any period, the ratio of (a) the Consolidated EBITDA of such Person during such period, divided by (b) the sum of (i) taxes paid or required to be paid in cash by such Person or its Subsidiaries during such period, (ii) Interest Expense paid or required to be paid in cash by such Person or its Subsidiaries during such period, (iii) capital expenditures made by such Person or its Subsidiaries during such period (including Capitalized Lease Obligations incurred), as determined in accordance with GAAP, and (iv) principal payments made or required to be made by such Person or its Subsidiaries during such period on account of any Indebtedness.
     1.57 “Forefront” shall have the meaning set forth in the introductory paragraph hereto.
     1.58 “Foreign Accounts” are Accounts with respect to which the chief executive office or other principal office of the account debtor with respect to such Accounts is not located in the United States of America or Canada.
     1.59 “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     1.60 “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     1.61 “Funding Bank” shall have the meaning set forth in Section 3.3 hereof.
     1.62 “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the

Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.13 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof.
     1.63 “GE Finance” shall mean GE Commercial Distribution Finance Corporation, or any of its successors and assigns.
     1.64 “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
     1.65 “Guarantor” shall mean each of the Guarantors set forth in the introductory paragraph hereof, and any other guarantor, endorser, acceptor, surety or other Person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrowers.
     1.66 “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).
     1.67 “Hedge Agreement” shall mean an agreement between any Borrower or any Guarantor and Agent or any Bank Product Provider that is a swap agreement as such term is defined in 11 U.S.C. Section 101, and including any rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements”.
     1.68 “Indebtedness” shall mean, with respect to any Person, any liability (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, indentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade supplier in the ordinary course of business of such Person in connection with obtaining goods, materials or services, to the extent such balance is not more than ninety (90) days past due); (c) all Capitalized Lease Obligations; (d) any contractual obligations, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities, contingent or otherwise, of such Person with respect to bonds, letters of credit, banker’s acceptances or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any security interest in, or mortgage or lien upon the interest in any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; and (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency or commodity values.
     1.69 “Indemnified Parties” shall have the meaning set forth in Section 9.3 hereof.
     1.70 “Indenture” shall mean that certain Indenture, dated as of March 5, 2004, between Administrative Borrower and Wells Fargo Bank, National Association, as trustee.
     1.71 “Information Certificate” shall mean the Information Certificate of Borrowers and Guarantors attached hereto as Exhibit C.
     1.72 “Intellectual Property” shall mean, as to each Borrower and each Guarantor, such Borrower’s and such Guarantor’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Borrower’s or any Guarantor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.
     1.73 “Interest Expense” shall mean, for any period, as to any Person and its Subsidiaries, all of the following as determined in accordance with GAAP, total interest expense, whether paid or accrued (including the interest component of any Capitalized Lease Obligations for such period), including, without limitation, all bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments.
     1.74 “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3), or six (6) months duration as a Borrower (or Administrative Borrower on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable London Interbank Offered Rate market; provided, that, no Borrower (and Administrative Borrower on behalf of such Borrower) may elect an Interest Period which will end after the last day of the then-current term of this Agreement.
     1.75 “Interest Rate” shall mean:
          (a) Subject to clause (b) below, (i) as to Prime Rate Loans, a rate per annum equal to the applicable Prime Rate Margin plus the Prime Rate, and (ii) as to Eurodollar Rate Loans, a rate per annum equal to the applicable Eurodollar Rate Margin plus the Adjusted Eurodollar Rate (based on the London Interbank Offered Rate applicable for the Interest Period selected by a Borrower (or on its behalf by Administrative Borrower) as in effect three (3) Business Days after the date of receipt by Agent of the request by or on behalf of such Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to such Borrower or Administrative Borrower).
          (b) Notwithstanding anything to the contrary contained in clause (a) above, the Interest Rate shall mean, at Agent’s option, the rate two percent (2%) more than would otherwise be payable pursuant to clause (a) above, without notice, (i) for the period (A) from and after the date of termination hereof until Agent and Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower) and (B) from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent, and (ii) on the Revolving Loans to any Borrower at any time outstanding in excess of the Borrowing Base of such Borrower (whether or not such excess(es), arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default).
     1.76 “Inventory” shall mean, as to each Borrower and each Guarantor, all of such Borrower’s and such Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or such Guarantor as lessor; (b) are held by such Borrower or such Guarantor for sale or lease or to be furnished under a contract of service; (c)

are furnished by such Borrower or such Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.
     1.77 “Inventory Loan Limit” shall mean $100,000,000; provided, however, that if, as of any date of determination, the last appraisal as to the Inventory provided by Borrowers to Agent pursuant to Section 7.3(d) or Section 7.3(e) hereof is more than six months old, Inventory Loan Limit shall mean the lesser of (a) $25,000,000, or (b) an amount equal to twenty-five percent (25%) of the amount calculated under Clause (a)(ii) of the definition of the Borrowing Base.
     1.78 “Issuing Bank” shall mean Wachovia or any Lender that is approved by Agent that shall issue a Letter of Credit for the account of a Borrower and have agreed in a manner satisfactory to Agent to be subject to the terms hereof as an Issuing Bank.
     1.79 “Lenders” shall mean the financial institutions who are signatories hereto as lenders and other persons made a party to this Agreement as Lenders in accordance with Section 13.6 hereof, and their respective successors and assigns.
     1.80 “Letter of Credit Accommodations” shall mean the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Agent or any Lender for the account of any Borrower or Obligor or (b) with respect to which Agent on behalf of Lenders has agreed to indemnify the issuer or guaranteed to the issuer the performance by any Borrower or Obligor of its obligations to such issuer; sometimes being referred to herein individually as a “Letter of Credit Accommodation.”
     1.81 “Letter of Credit Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.
     1.82 “Letters of Credit” shall mean all letters of credit (whether documentary or stand-by and whether for the purchase of inventory, equipment or otherwise) issued by an Issuing Bank for the account of any Borrower pursuant to this Agreement, and all amendments, renewals, extensions or replacements thereof.
     1.83 “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO

Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.
     1.84 “Material Adverse Effect” shall mean, with respect to any Person or any group, a material adverse effect on (a) the financial condition, business, performance, operations or properties of such Person or of the group taken as a whole; (b) the legality, validity or enforceability as to such Person or such group of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent or any Lender upon the Collateral or any other property of such Person or of the group (taken as a whole) that is security for the Obligations, or the value of the Collateral or such other property; (d) the ability of such Person or of the group taken as a whole to repay the Obligations attributable to such Person or group or of any such Person or of the group taken as a whole to perform its respective obligations under this Agreement or any of the other Financing Agreements; or (e) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent or any Lender under this Agreement or any of the other Financing Agreements.
     1.85 “Maximum Interest Rate” shall mean the maximum non-usurious rate of interest under applicable Federal (United States or Canada) or State or provincial law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of the Obligations.
     1.86 “Mexico Shareholder” shall have the meaning set forth in the introductory paragraph hereof.
     1.87 “Multiemployer Plan” shall mean any benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or Guarantor makes or is obligated to make contributions, or during the preceding five (5) Plan years, has made or was obligated to make contributions.
     1.88 “Net Amount of Eligible Accounts” shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credit and allowances of any nature at any time issued, owing, granted, outstanding or claimed with respect thereto.
     1.89 “Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time on an orderly liquidation value basis as set forth in the most recent acceptable appraisal of Inventory received by Agent in accordance with Section 7.3, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the original cost of the aggregate amount of the Inventory subject to such appraisal.
     1.90 “Net Income” shall mean, with respect to any Person, for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary or one-time gains or losses) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and after deducting taxes for such period, all as determined in accordance with GAAP, provided, that, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly-owned Subsidiary of such Person; (b) the effect of any change in accounting principles adopted by such Person or its Subsidiaries after the date hereof shall be excluded; and (c) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule of government regulation applicable to such wholly-owned Subsidiary shall be excluded.
     1.91 “Net Storage” shall have the meaning set forth in Section 9.10 hereof.
     1.92 “New ProSys” shall mean New ProSys Corp., a Georgia corporation.
     1.93 “Obligations” shall mean (a) any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent or any Lender and/or any of their Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements or arising under or in connection with any Bank Products, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case or proceeding with respect to any Borrower under the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case or proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case or proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes only of Section 5.1 hereof and subject to the priority in right of payment set forth in Section 6.4 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers or Guarantors to Agent or any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising, provided, that, (i) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Hedge Agreement, the same shall only be included within the Obligations if upon Agent’s request, Agent shall have entered into an agreement, in form and substance satisfactory to Agent, with the Bank Product Provider that is a counterparty to such Hedge Agreement, as acknowledged and agreed to by Borrowers and Guarantors, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements, provided, however, that Hedge Agreements under or in respect of which Co-Agent or its Affiliates are the counterparty shall be included within the Obligations without the requirement for any such agreement, (ii) any Bank Product Provider, other than Wachovia and its Affiliates or Co-Agent and its Affiliates, shall have delivered written notice to Agent that (A) such Bank Product

Provider has entered into a transaction to provide Bank Products to Borrowers and Guarantors and (B) the obligations arising pursuant to such Bank Products provided to Borrowers and Guarantors constitute Obligations entitled to the benefits of the security interest of Agent granted hereunder, and Agent shall have accepted such notice in writing and (iii) in no event shall any Bank Product Provider acting in such capacity to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness except that each reference to the term “Lender” in Sections 12.1, 12.2, 12.3(b), 12.6, 12.7, 12.9, 12.12 and 13.6 hereof shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or lien of Agent.
     1.94 “Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (including, without limitation, the Guarantors), other than a Borrower.
     1.95 “Old ProSys” shall mean ProSys Information Systems, Inc., a Georgia corporation.
     1.96 “Original Loan Agreement” shall have the meaning set forth in the preliminary statements of this Agreement.
     1.97 “Other Taxes” shall have the meaning set forth in Section 6.5 hereof.
     1.98 “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provisions of Section 13.6 of this Agreement governing participations.
     1.99 “Payment Account” shall have the meaning set forth in Section 6.3 hereof.
     1.100 “Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Borrower or any Guarantor sponsors, maintains, or to which any Borrower, any Guarantor or any ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.
     1.101 “Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable business judgment.
     1.102 “Permits” shall have the meaning set forth in Section 8.7 hereof.
     1.103 “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

     1.104 “Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or any Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years or with respect to which any Borrower or any Guarantor may incur liability.
     1.105 “PPSA” shall mean the Personal Property Security Act (Ontario), the Personal Property Security Act (Nova Scotia), the Civil Code of Quebec and any other applicable Canadian or provincial personal property security legislation as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.
     1.106 “Prime Rate” shall mean the higher of the rate from time to time publicly announced by Wachovia, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank or the Federal Funds Effective Rate from time to time plus one-half (1/2%) percent. The term “Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal Funds brokers of recognized standing selected by it.
     1.107 “Prime Rate Loans” shall mean any Revolving Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.
     1.108 “Prime Rate Margin” shall mean:
          (a) one-quarter of one percent (0.25%) if the average daily Excess Availability during the immediately preceding calendar month is greater than or equal to $35,000,000,
          (b) one-half of one percent (0.50%) if the average daily Excess Availability during such period is less than $35,000,000 but greater than or equal to $27,500,000, and
          (c) three-quarters of one percent (0.75%) if the average daily Excess Availability during such period is less than $27,500,000;
provided, that, until April 1, 2009 the “Prime Rate Margin” shall be deemed to be the percentage calculated in Clause (b) hereof.
     1.109 “Priority Payables Reserve” shall mean, at any time, the full amount of the liabilities at such time which have a trust imposed to provide for payment or security interest, lien or charge ranking or capable of ranking senior to or pari passu with security interests, liens or charges securing the Obligations on any of the Collateral under federal, provincial, state, county, municipal, or local law including, but not limited, to claims for unremitted and accelerated rents, taxes, wages, workers’ compensation obligations, vacation pay, government royalties or pension fund obligations, together with the aggregate value, determined in accordance with GAAP, of all Eligible Inventory which Agent considers may be or may become subject to a right of a supplier to recover possession thereof under any federal, state or provincial law, where such supplier’s right may have priority over the security interests, liens or charges securing the Obligations including, without limitation, Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada).
     1.110 “Pro Rata Share” shall mean the fraction (expressed as a percentage) the numerator of which is such Lender’s Revolving Loan Commitment and the denominator of which is the aggregate amount of all of the Revolving Loan Commitments as adjusted from time to time in accordance with the provisions of Section 13.6 hereof; provided, that, if the Revolving Loan Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Revolving Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Revolving Loans and Letter of Credit Accommodations.
     1.111 “Real Property” shall mean, as to each Borrower, all now owned and hereafter acquired real property of such Borrower, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.
     1.112 “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and each Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or such Guarantor; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or any Guarantor or otherwise in favor of or delivered to any Borrower or any Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or any Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or any Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or any Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower or any Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or any Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or any Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or any Guarantor is a beneficiary).
     1.113 “Records” shall mean, as to each Borrower, all of such Borrower’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of such Borrower with respect to the foregoing maintained with or by any other person).
     1.114 “Register” shall have the meaning set forth in Section 13.6 hereof.
     1.115 “Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares based on their respective Commitments aggregate sixty-three percent (63%) or more of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom at least sixty-three percent (63%) of the then outstanding Obligations are owing.
     1.116 “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time deem necessary to establish and revise in its Permitted Discretion reducing the amount of Loans and Letters of Credit that would otherwise be available to any Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations or its value or (ii) the assets, business or prospects of any Borrower or Obligor or (iii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief in its commercially reasonable business judgment that any collateral report or financial information furnished by or on behalf of any Borrower or Obligor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or (d) in respect of any state of facts which Agent determines in its Permitted Discretion constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may, at Agent’s option, be established to reflect (without duplication): (i) dilution with respect to Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of such Borrower for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5.0%) percent (it being understood and agreed that Agent shall not eliminate or reduce this Reserve for dilution without the consent of Required Lenders); (ii) returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts; (iii) sales, excise or similar taxes included in the amount of any Accounts reported to Agent; (iv) a change in the turnover, age or mix of the categories of Inventory that adversely affects the aggregate value of all Inventory; (v) amounts due or to become due to owners and lessors of premises where any Collateral is located, other than for those locations where Agent has received a Collateral Access Agreement that Agent has accepted in writing; (vi) amounts due or to become due to owners and licensors of trademarks and other Intellectual Property used by any Borrower; (vii) obligations, liabilities or indebtedness (contingent or otherwise) of Borrowers or Guarantors to Agent or any Bank Product Provider arising under or in connection with any Bank Products or as Agent or any Bank Product Provider may otherwise require in connection therewith to the extent that such obligations, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral; (viii) payments owing to the RSA and its Affiliates, whether under the RSA Notes or otherwise; (ix) payments that may become due and payable by any Borrower under any foreign exchange contract upon the commencement of any foreign exchange contracts; (x) any exposure of any Borrower on account of settlements on foreign exchanges; (xi) daylight overdrafts on foreign exchanges; (xii) past due trade payables; (xiii) book overdrafts and held checks; and (xiv) the Priority Payables Reserve. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in its Permitted Discretion and to the extent that such Reserve is in respect of amounts that may be payable to third parties Agent may, at its option, deduct such Reserve from the Revolving Loan Limit, at any time that such limit is less than the amount of the Borrowing Base.
     1.117 “Revolving Credit Facility” shall mean the Revolving Loans and Letter of Credit Accommodations provided to any Borrower pursuant to Sections 2.1, 2.2 and 2.3 hereof.
     1.118 “Revolving Loan Commitment” shall mean, at any time, as to each Lender, the principal amount set forth below designated as the Revolving Loan Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.6 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Revolving Loan Commitments”:

	Revolving Loan
Lender	Commitment	Pro Rata Share
Wachovia Capital Finance Corporation (Western)	$75,000,000	36.7647%
Bank of America, N.A.	$63,000,000	30.8824%
The CIT Group/Business Credit, Inc.	$36,000,000	17.6470%
Wells Fargo Foothill, LLC	$30,000,000	14.7059%
     1.119 “Revolving Loan Limit” shall mean $204,000,000.
     1.120 “Revolving Loans” or “Loans” shall mean the loans made to or for the benefit of any Borrower by or on behalf of any Lender or by Agent for the ratable account of a Lender, on a revolving basis pursuant to the Revolving Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.
     1.121 “RSA” shall mean collectively the Teachers’ Retirement Systems of Alabama, the Employees’ Retirement Systems of Alabama, the Judicial Retirement Fund, the PEIRAF-Deferred Compensation Plan, the Public Employees Individual Retirement Account Fund and the State Employees’ Health Insurance Fund.
     1.122 “RSA Debt Agreements” shall mean, collectively, that certain Securities Purchase Agreement dated as of October 2, 2006 between Administrative Borrower and the RSA executed in connection with the October 2, 2006 RSA Notes and that certain Amended and Restated

Credit Agreement dated as of June 30, 2008 between Administrative Borrower and the RSA executed in connection with the June 30, 2008 RSA Notes.
     1.123 “RSA Notes” shall mean, collectively, those certain senior subordinated notes dated June 30, 2008 executed by Administrative Borrower to the order of RSA in the original aggregate principal sum of $56,500,000 and those certain senior subordinated notes dated October 2, 2006 executed by Administrative Borrower to the order of RSA in the original aggregate principal sum of $35,000,000, in each case as the same may be amended from time to time.
     1.124 “Securities” shall mean the 3.75% Convertible Notes due 2024 or any of them, as amended or supplemented from time to time, that are issued under the Indenture, in an aggregate amount of up to $110,000,000.
     1.125 “Securitization Credit Agreement” shall mean that certain Second Amended and Restated Credit and Security Agreement, dated May 14, 2007, by and among Bell Microproducts Funding Corporation, a Delaware corporation, as borrower, Administrative Borrower, as Servicer, Blue Ridge Asset Funding Corporation, Wachovia Bank, National Association, as Agent, and the liquidity banks from time to time party thereto.
     1.126 “Series B Indenture” shall mean the Indenture, dated December 20, 2006, between Administrative Borrower and Wells Fargo Bank, National Association, as trustee, regarding the issuance by Administrative Borrower of the Series B Securities.
     1.127 “Series B Securities” shall mean the Series B 3.75% Convertible Subordinated Notes due 2024 in the aggregate principal amount of up to $110,000,000, issued by Administrative Borrower in exchange for some or all of the Securities pursuant to the Series B Indenture.
     1.128 “Settlement Period” shall have the meaning set forth in Section 6.12.
     1.129 “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).
     1.130 “Special Agent Advances” shall have the meaning set forth in Section 12.11 hereof.
     1.131 “Subject Subsidiary” shall mean all Subsidiaries of Borrowers organized under the laws of any state in the United States, any province of Canada or any political jurisdiction of any country in South America, except for (i) any Subsidiary that is itself a Borrower or Guarantor, and (ii) Bell Micro Europe.
     1.132 “Subsidiary” shall mean, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.
     1.133 “Target” shall have the meaning set forth in Section 2.3 of this Agreement.
     1.134 “Taxes” shall have the meaning set forth in Section 6.5 of this Agreement.
     1.135 “Total Tec” shall have the meaning set forth in the introductory paragraph hereof.
     1.136 “UCC” shall mean the Uniform Commercial Code as in effect in the State of California as of the date hereof.
     1.137 “Value” shall mean, with respect to Inventory of each Borrower, the lower of (a) cost computed on a first-in-first-out cost basis in accordance with the historical practices of such Borrower previously disclosed to Agent and in accordance with GAAP or (b) market value in accordance with GAAP, as determined by such Borrower in its good faith judgment so long as the final determination is acceptable to Agent in its commercially reasonable judgment, provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.
     1.138 “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition
SECTION 2. CREDIT FACILITIES
     2.1 Revolving Loan Facility. Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to fund its Pro Rata Share of Revolving Loans to Borrowers, other than a Disqualified Borrower, from time to time in amounts requested by any Borrower other than a Disqualified Borrower (or on its behalf by Administrative Borrower), up to the amount at any time outstanding equal to the Borrowing Base.
     2.2 Letter of Credit Accommodations.
          (a) Subject to, and upon the terms and conditions contained herein, at the request of a Borrower other than a Disqualified Borrower (or Administrative Borrower on behalf of such Borrower), Agent agrees, for the ratable risk of each Lender according to its Pro Rata Share, to provide or arrange for Letter of Credit Accommodations for the account of such Borrower containing terms and conditions acceptable to Agent and the issuer thereof. Any payments made by Agent or any Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to such Borrower pursuant to this Section 2.
          (b) The Borrower requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall give Agent and Issuing Bank three (3) Business Days’ prior written notice of such Borrower’s request for the issuance of a Letter of Credit. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of the then current term of this Agreement) of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the date on which such requested Letter of Credit is to expire (which date shall be a Business Day and shall not be more than one year from the date of issuance), the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. The Borrower requesting the Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall attach to such notice the proposed terms of the Letter of Credit. The renewal or extension of any Letter of Credit shall, for purposes hereof be treated in all respects the same as the issuance of a new Letter of Credit hereunder.
          (c) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent: (i) the Borrower requesting such Letter of Credit Accommodation shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application in form and substance satisfactory to such proposed issuer and Agent for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Agent and such proposed issuer, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit Accommodation; and (iii) the Excess Availability, prior to giving effect to any

Reserves with respect to such Letter of Credit Accommodations, on the date of the proposed issuance of any Letter of Credit Accommodations, shall be equal to or greater than: (A) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to or endorsed in favor of Agent or its designee, the sum of (1) the percentage equal to one hundred percent (100%) minus the then applicable percentage for Eligible Inventory set forth in the definition of the Borrowing Base multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Agent estimates in good faith must be paid in connection with such Inventory upon arrival and for delivery to one of such Borrower’s locations for Eligible Inventory within the United States of America or Canada and (B) if the proposed Letter of Credit Accommodation is for any other purpose or the documents of title are not consigned to the issuer in connection with a Letter of Credit Accommodation for the purpose of purchasing Eligible Inventory, an amount equal to one hundred percent (100%) of the face amount thereof and all other commitments and obligations made or incurred by Agent and Lenders with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, a reserve shall be established in the applicable amount set forth in Section 2.2(c)(iii) above.
          (d) Except in Agent’s discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Lender in connection therewith, shall not at any time exceed $50,000,000. At any time an Event of Default exists or has occurred and is continuing, upon the request of Agent, Borrowers will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent, for the ratable benefit of Lenders, for the Letter of Credit Accommodations.
          (e) Each Borrower shall reimburse immediately Issuing Bank for any draw under any Letter of Credit issued for the account of such Borrower and pay Issuing Bank the amount of all other charges and fees payable to Issuing Bank in connection with any Letter of Credit issued for the account of such Borrower immediately when due, irrespective of any claim, setoff, defense or other right which such Borrower may have at any time against Issuing Bank or any other Person. Each drawing under any Letter of Credit or other amount payable in connection therewith when due shall constitute a request by the Borrower for whose account such Letter of Credit was issued to Agent for a Prime Rate Loan in the amount of such drawing or other amount then due, and shall be made by Agent on behalf of Lenders as a Revolving Loan (or Special Agent Advance, as the case may be). The date of such Loan shall be the date of the drawing or as to other amounts, the due date therefor. Any payments made by or on behalf of Agent or any Lender to Issuing Bank and/or related parties in connection with any Letter of Credit shall constitute additional Revolving Loans to such Borrower pursuant to this Section 2 (or Special Agent Advances as the case may be).
          (f) Borrowers shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer (other than Agent or any Lender) or correspondent with respect to any Letter of Credit Accommodation. Each Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed such Borrower’s agent. Each Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State, provincial and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Each Borrower hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by such Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for any losses, claims, damages, liabilities, costs and expenses suffered by such Borrower as a result of the gross negligence or willful misconduct of Agent and Lenders as determined pursuant to final non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.
          (g) In connection with Inventory purchased pursuant to any Letter of Credit, Borrowers shall, at Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest that upon Agent’s request, such items are to be delivered to Agent and/or subject to Agent’s order, and if they shall come into such Borrower’s possession, to deliver them, upon Agent’s request, to Agent in their original form. Except as otherwise provided herein, Agent shall not exercise such right to request such items unless an Event of Default shall exist or have occurred and be continuing. Except as Agent may otherwise specify, Borrowers shall designate Issuing Bank as the consignee on all bills of lading and other negotiable and non-negotiable documents.
          (h) Each Borrower hereby irrevocably authorizes and directs Issuing Bank to name such Borrower as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by Issuing Bank pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the Letter of Credit Documents with respect thereto. Nothing contained herein shall be deemed or construed to grant any Borrower any right or authority to pledge the credit of Agent or Lenders in any manner. Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Agent or such Lender unless Agent or such Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Each Borrower shall be bound by any interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower. Agent shall have the sole and exclusive right and authority to, and Borrowers shall not at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods, (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, (D) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, or (E) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Agent may take such actions either in its own name or in any Borrower’s name.
          (i) Immediately upon the issuance or amendment of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit and the obligations of Borrowers with respect thereto (including obligations under all Letter of Credit Accommodations with respect thereto). Each Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to Issuing Bank therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that Issuing Bank has not been reimbursed or otherwise paid as required hereunder or under any such Letter of Credit, each such Lender shall pay to Issuing Bank its Pro Rata Share of such unreimbursed drawing or other amounts then due to Issuing Bank in connection therewith.
          (j) The obligations of Borrowers to pay amounts due under all Letter of Credit Accommodations and the obligations of Lenders to make payments to Agent for the account of Issuing Bank with respect to the Letter of Credit Accommodations shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, whatsoever, notwithstanding the occurrence or continuance of any Default, Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by any Borrower in respect of Loans that are Prime Rate Loans. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrowers to reimburse Issuing Bank under any Letter of Credit or make any other payment in connection therewith.
     2.3 Acquisition Loans. Subject to and upon the terms and conditions contained herein with respect to Revolving Loans, each Lender severally (and not jointly) agrees to fund its Pro Rata Share of Revolving Loans to a Borrower, other than a Disqualified Borrower (the “Acquisition Loans”), from time to time in amounts requested by such Borrower (or on its behalf by Administrative Borrower) upon not less than thirty (30) days prior written notice to Agent, to pay the purchase price for the acquisition by such Borrower of all of the issued and outstanding Capital Stock of another Person, or of all or substantially all of the assets of another Person or of a division of another Person (each, a “Target”). The Acquisition Loans shall further be subject to the prior satisfaction of the following conditions in a manner reasonably acceptable to Agent:
          (a) The subject Target is substantially consistent with the business of Borrowers as currently conducted, or as then conducted by Borrowers and Targets previously acquired in accordance with this Agreement;
          (b) Agent shall have received true and correct copies of the acquisition agreement and related documents and such financial and other information regarding the subject Target as it may reasonably request;

          (c) The Target and its Capital Stock (if applicable) is (or will be upon completion of the acquisition) free and clear of any security interest, mortgage, pledge, lien, charge or other encumbrance, except as permitted in Section 9.8 of this Agreement;
          (d) The total amount of payments by Borrowers in connection with the acquisitions of Targets shall not exceed $100,000,000 in the aggregate during the term of this Agreement or $50,000,000 in any one acquisition or series of related acquisitions, unless otherwise consented to by Agent and Required Lenders (provided such consent shall not be unreasonably withheld, delayed or conditioned);
          (e) During each of the sixty (60) days immediately preceding the acquisition of the subject Target, and as of the acquisition, and after giving effect to the acquisition and related payments, the Excess Availability of Borrowers and the subject Target on a pro forma combined basis would not have been less than $25,000,000;
          (f) Agent shall have received pro forma balance sheets, income statements, statements of cash flow and availability and other projections with respect to the acquisition of the subject Target, in form and substance reasonably satisfactory to Agent;
          (g) No event shall have occurred and be continuing or would result from the acquisition of the subject Target or related payments that could reasonably be expected to cause a Material Adverse Effect on the Borrower making the acquisition;
          (h) No event shall have occurred and be continuing or would result from the acquisition of the subject Target or related payments that would constitute an Event of Default; and
          (i) Agent shall have received such agreements, documents and instruments from Borrowers, Guarantors and the subject Target as set forth in Section 9.24 of this Agreement. The subject Target shall, at the election of Agent, become a Borrower or a Guarantor under this Agreement, and Agent shall have received all agreements, documents and instruments it deems necessary or desirable to effect the foregoing. The subject Target, if located wholly within the United States of America or Canada, may be added as a Borrower hereunder and its Accounts and Inventory included in Eligible Accounts and Eligible Inventory, respectively, subject to (i) the approval of Agent and Required Lenders (which approval shall not be unreasonably withheld, delayed or conditioned); (ii) Agent’s receipt and approval of full written appraisals as to the Inventory of the subject Target in form, scope and methodology reasonable acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and Lenders, and upon which Agent and Lenders are expressly permitted to rely, (iii) the completion of a field examination by Agent of the subject Target with results reasonably satisfactory to Agent, and (iv) such additional terms and conditions substantially consistent with the terms and conditions hereof as Agent may reasonably require.
     2.4 Commitments. The aggregate amount of each Lender’s Pro Rata Share of the Revolving Loans and Letter of Credit Accommodations shall not exceed the amount of such Lender’s Revolving Loan Commitment, as the same may from time to time be amended with the written acknowledgment of Agent and the Administrative Borrower.

     2.5 Revolving Loan Limit. Except in Agent’s discretion, with the consent of all of the Lenders, the aggregate amount of the Revolving Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Revolving Loan Limit.
SECTION 3. INTEREST AND FEES
     3.1 Interest.
          (a) Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of and during the continuance of any Event of Default or termination hereof shall be payable on demand.
          (b) Borrowers other than a Disqualified Borrower (or Administrative Borrower on behalf of such Borrowers) may from time to time request Eurodollar Rate Loans or that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from or on behalf of a Borrower shall specify the amount of the Prime Rate Loans which will constitute Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from or on behalf of a Borrower, such Eurodollar Rate Loans shall be made or Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing, (ii) Borrowers shall have complied with such generally applicable customary procedures as are established by Agent and specified by Agent to a Borrower (or Administrative Borrower) from time to time for requests by Borrowers for Eurodollar Rate Loans, (iii) no more than four (4) Interest Periods may be in effect at any one time, (iv) the aggregate amount of the Eurodollar Rate Loans to any Borrower must be in an amount not less than $1,000,000 or an integral multiple thereof, provided, that, the first Eurodollar Rate Loan under this Agreement must be made to a single Borrower in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (v) Agent and Lenders shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by a Borrower (or on its behalf by Administrative Borrower). Any request by a Borrower (or by Administrative Borrower on behalf of such Borrower) for any Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent, Lenders and Wachovia shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable London Interbank Offered Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent, Lenders and Wachovia had purchased such deposits to fund the Eurodollar Rate Loans.
          (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Agent’s option, upon notice by Agent to Administrative Borrower, convert to Prime Rate Loans in the event that this Agreement shall terminate. Borrowers shall pay to Agent, for the benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Lender or any Participant with any Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans prior to the expiration of the applicable Interest Period pursuant to any of the foregoing.
          (d) Interest shall be payable by Borrowers to Agent, for the benefit of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In accordance with Section 3.1(e) hereof, in no event shall charges constituting interest payable by Borrowers to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.
          (e) No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Financing Agreements or any Event of Default, or the exercise by Agent or any Lender of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise by Agent or any Lender of any option whatsoever contained in this Agreement or any of the other Financing Agreements, or the prepayment by any Borrower of any of the Obligations, or the occurrence of any event or contingency whatsoever, shall entitle Agent and Lenders to contract for, charge or receive, in any event, interest exceeding the Maximum Interest Rate. In no event shall Borrowers be obligated to pay interest exceeding such Maximum Interest Rate. All agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrowers to pay a rate of interest exceeding the Maximum Interest Rate shall be without binding force or effect, at law or in equity, to the extent of the excess of interest over such Maximum Interest Rate. In the event any interest is contracted for, charged or received in excess of the Maximum Interest Rate (“Excess”), each Borrower acknowledges and stipulates that any such contract, charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by Agent or any Lender shall be applied, first, to the payment of the then outstanding and unpaid principal hereunder; second, to the payment of the other Obligations then outstanding and unpaid; and third, returned to such Borrower, it being the intent of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. Each Borrower recognizes that, with fluctuations in the rate of interest set forth in this Section 3.1 of this Agreement and the Maximum Interest Rate, such an unintentional result could inadvertently occur. By the execution of this Agreement, each Borrower agrees that (i) the credit or return of any Excess shall constitute the acceptance by such Borrower of such Excess, and (ii) no Borrower shall seek or pursue any other remedy, legal or equitable, against Agent or any Lender, based in whole or in part upon contracting for, charging or receiving of any interest in excess of the Maximum Interest Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Agent or any Lender, all interest at any time contracted for, charged or received by Agent or any Lender in connection with this Agreement or any of the other Financing Agreements shall be amortized, prorated, allocated and spread during the entire term of this Agreement in accordance with the amounts outstanding from time to time hereunder and the Maximum Interest Rate from time to time in effect in order to lawfully charge the maximum amount of interest permitted under applicable law.
          (f) Notwithstanding the provisions of this Section 3.1, or any other provision of this Agreement, in no event shall the aggregate “interest” (as that term is defined in Section 347 of the Criminal Code (Canada)) exceed the effective annual rate of interest on the “credit advanced” (as defined therein) lawfully permitted under Section 347 of the Criminal Code (Canada), if applicable. The effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of the applicable Loan, and in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent will be conclusive for the purposes of such determination.
          (g) For greater certainty, whenever any amount is payable under this Agreement or any Financing Agreement by a Borrower as interest or as a fee which requires the calculation of an amount using a percentage per annum, each party to this Agreement acknowledges and agrees that such amount shall be calculated as of the date payment is due without application of the “deemed reinvestment principle” or the “effective yield method”. As an example, when interest is calculated and payable monthly, the rate of interest payable per month is 1/12 of the stated rate of interest per annum.
     3.2 Changes in Laws and Increased Costs of Loans.
          (a) If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank, any Lender or Issuing Bank determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank, any Lender or Issuing Bank complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s or Issuing Bank’s capital as a consequence of its obligations hereunder to a level below that which such Lender or Issuing Bank could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s or Issuing Bank’s policies with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender or Issuing Bank of funding or maintaining the Loans, the Letters of Credit or its Commitment, then Borrowers and Guarantors shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify such Lender or Issuing Bank, as the case may be, against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost shall be submitted to Administrative Borrower by Agent or the applicable Lender and shall be conclusive, absent manifest error.
          (b) If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers and Guarantors) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, (ii) Agent has received notice from the Required Lenders that the Adjusted Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to Administrative Borrower as soon as practicable thereafter, and will also give prompt written notice to Administrative Borrower when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then- current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall any Borrower (or Administrative Borrower on behalf of any Borrower) have the right to convert Prime Rate Loans to Eurodollar Rate Loans.
          (c) Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to Administrative Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers and Guarantors shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.2(d) below.
          (d) Borrowers and Guarantors shall indemnify Agent and each Lender and to hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after such Borrower (or Administrative Borrower on behalf of such Borrower) has given a notice requesting the same in accordance with the provisions of this Loan Agreement, (ii) default by any Borrower in making any prepayment of a Eurodollar Rate Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by such Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.
     3.3 Fees.
          (a) Borrowers shall pay to Agent, when due, all of the fees due on the Closing Date and from time to time thereafter as set forth in a letter agreement regarding fees of even date herewith between Borrowers, Guarantors and Agent (the “Fee Letter”).
          (b) Borrowers shall pay to Agent, for the benefit of Lenders based upon their respective Pro Rata Shares, a monthly unused line fee equal to one-quarter of one percent (0.25%) of the amount by which the Revolving Loan Limit exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.
          (c) Borrowers shall pay to Agent, for the benefit of Lenders based upon their respective Pro Rata Shares, a fee at the then-applicable Eurodollar Rate Margin on the average daily maximum amount available to be drawn under all of such Letters of Credit for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, computed for each day from the date of issuance to the date of expiration; except that Borrowers shall pay, at Agent’s option, without notice, such fee at a rate two (2%) percent greater than the otherwise applicable rate on such average daily maximum amount for: (a) the period from and after the date of termination hereof until Agent has received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower) and (b) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent. Such letter of credit fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement. In addition to the letter of credit fees provided above, Borrowers shall pay to Issuing

Bank the letter of credit fronting and negotiation fees agreed to by Borrowers and such issuer from time to time and the customary charges from time to time of such issuer with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.
          (d) If for any reason this Agreement is terminated prior to September 30, 2009, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent’s and Lenders’ lost profits as a result thereof, Borrowers agree to pay to Agent, for the benefit of Lenders based upon their respective Pro Rata Shares, upon the effective date of such termination an early termination fee equal to three-eighths of one percent (0.375%) of the Revolving Loan Limit. Such early termination fee shall be presumed to be the amount of damages sustained by Agent and Lenders as a result of such early termination and Borrowers agree that it is reasonable under the circumstances currently existing. Agent and Lenders shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Agent and Lenders do not exercise their right to terminate this Agreement, but elect, at their option, to provide financing to Borrowers or permit the use of cash collateral under the United States Bankruptcy Code or other insolvency law. Such early termination fee shall be deemed included in the Obligations. Such early termination fee shall be waived if the Obligations are paid in full from (1) the proceeds of unsecured loans to Borrowers, (2) the proceeds of the issuance of Capital Stock of Administrative Borrower that is not currently outstanding, (3) a sale of all or substantially all of the assets or Capital Stock of Borrowers in an arms-length transaction, or (4) a refinancing led principally by Wachovia Bank, National Association or one of its Affiliates.
SECTION 4. CONDITIONS PRECEDENT
     4.1 Conditions Precedent to this Agreement. Each of the following is a condition precedent to the effectiveness of this Agreement and to this Agreement amending and restating the Original Loan Agreement in its entirety:
          (a) Agent shall have received, in form and substance satisfactory to Agent, all releases, terminations and such other documents as Agent may request to evidence and effectuate the termination of the Securitization Credit Agreement and the termination and release by Wachovia Bank, National Association, as agent thereunder, of any interest in and to any assets and properties of Administrative Borrower, duly authorized, executed and delivered by it, including, but not limited to UCC termination statements for all UCC financing statements previously filed by it, as secured party against Administrative Borrower, as debtor, together with the transfer by Bell Microproducts Funding Corporation, a Delaware corporation, of all of its assets and properties to Administrative Borrower;
          (b) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be reasonably satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or governmental authorities, in each case to the extent Agent has previously advised Borrowers that it would require such documents;
          (c) no material adverse change shall have occurred in the assets, business or prospects of any Borrower or any Guarantor since the date of Agent’s latest field examination and no change or event shall have occurred which would impair the ability of any Borrower or Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent or Lenders to enforce the Obligations or realize upon the Collateral;
          (d) Agent shall have received, in each case in form and substance reasonably satisfactory to the Agent, (i) a pledge agreement duly executed by New ProSys covering the Capital Stock of Total Tec, together with the original certificate(s) evidencing such Capital Stock and stock powers therefor duly executed in blank, and (ii) evidence that GE Finance shall have, in writing, consented to the foregoing transactions and released any and all of its security interests in the Capital Stock of Total Tec; and
          (e) Agent shall have received, in form and substance reasonably satisfactory to Agent, the duly executed Information Certificate, and such other documentation or information related thereto as Agent may reasonably request.
     4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to Loans and Letters of Credit Accommodation to Borrowers, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:
          (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as through such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodations and after giving effect thereto, except to the extent that such representations and warranties expressly related solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);
          (b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and neither Agent nor any Lender shall have received any notice that any action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or (B) the consummation of the transactions contemplated pursuant to the terms hereof and of the other Financing Agreements or (ii) has or could reasonably be expected to have a Material Adverse Effect on the Borrower requesting the Loan or Letter of Credit Accommodation; and
          (c) no Event of Default and no act, condition or event which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodations and after giving effect thereto.

SECTION 5. SECURITY INTEREST
     5.1 Grant of Security Interests. To secure payment and performance of all Obligations, each Borrower hereby grants to Agent, for itself and the ratable benefit of Lenders, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the ratable benefit of Lenders, as security, the following property and interests in property of such Borrower, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held by Agent or any Lender, collectively, the “Collateral”):
          (a) Accounts;
          (b) all present and future contract rights, general intangibles (including, but not limited to, commercial tort claims, payment intangibles (as each term is defined by the UCC), tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, documents (whether negotiable or non-negotiable), instruments, securities, investment property, letters of credit, proceeds of letters of credit, bankers’ acceptances and guaranties;
          (c) all present and future monies, credit balances, deposits, deposit accounts and other property of such Borrower now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of such Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including, without limitation, (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;
          (d) Inventory;
          (e) Equipment;
          (f) Real Property;
          (g) Records; and
          (h) all products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.

Notwithstanding the foregoing, Collateral shall not include (a) the last day of the term of any lease governed by the laws of any Province of Canada (but upon the enforcement of Agent’s rights hereunder, Agent shall stand possessed of such last day in trust to assign the same to any person acquiring such term), (b) for the purposes of Collateral located in Canada, any Consumer Goods (as such term is defined in the PPSA), or (c) any shares of stock or other interest in, or any assets of, any Foreign Subsidiary that is not a Borrower, a Guarantor or a Subject Subsidiary.
     5.2 Excepted Collateral. Notwithstanding anything to the contrary contained in Section 5.1 above, the types or items of Collateral described in such Section shall not include any rights or interest in any contract, lease, permit, license, charter or license agreement covering real or personal property of a Borrower, as such, if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained; provided that the foregoing exclusion shall in no way be construed (a) to apply if any such prohibition is unenforceable under Section 9-318 of the UCC or other applicable law or (b) so as to limit, impair or otherwise affect Agent’s unconditional continuing security interests in and liens upon any rights or interests of such Borrower in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Accounts). Additionally, the Collateral shall not include more than 65% of the Capital Stock of a Foreign Subsidiary that is directly owned by any Borrower and shall not include any Capital Stock of any other Foreign Subsidiary.
     5.3 Release of Bell Micro Mexico. Bell Micro Mexico is hereby released from its obligations and liabilities under its Guarantee dated October 9, 2003 in favor of Agent and Lenders, which Guarantee shall be of no further force or effect. Additionally, the Capital Stock of Bell Micro Mexico pledged pursuant to the Bell Micro Mexico Pledge Agreement shall be limited to 65% of the issued and outstanding shares of the Capital Stock of Bell Micro Mexico, and any Capital Stock of Bell Micro Mexico in excess of 65% of such issued and outstanding shares is hereby released.
     5.4 Perfection of Security Interests.
          (a) Each Borrower irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower as debtor, as Agent may require to perfect its security interest in the Collateral, which financing statements shall include any other information with respect to such Borrower required by part 5 of Article 9 of the Uniform Commercial Code of each jurisdiction in which the filing of a financing statement can perfect a security interest in the relevant Collateral, together with any amendment and continuations with respect thereto. Each Borrower hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Borrower, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Each Borrower hereby authorizes Agent to adopt on behalf of such Borrower any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower as debtor includes assets and properties of such Borrower that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall any Borrower at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower as debtor, without Agent’s prior written consent.
          (b) Each Borrower does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower shall be entitled to or shall receive any chattel paper or instrument (as such terms are defined in the UCC) after the date hereof, Borrowers shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower (including by any agent or representative), such Borrower shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that such Borrower has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree. At Agent’s option, each Borrower shall, or Agent may at any time on behalf of any Borrower, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wachovia Capital Finance Corporation (Western) and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.” Notwithstanding the generality of the foregoing, the foregoing covenants regarding notifying Agent, delivering and transferring or assigning chattel paper and instruments to Agent, and marking chattel paper and instruments, shall apply only if the aggregate outstanding sum of the chattel paper and instruments of Borrowers is greater than $250,000 or if an Event of Default has occurred and is continuing.
          (c) In the event that any Borrower shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, such Borrower shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction. Notwithstanding the generality of the foregoing, the foregoing covenants shall apply only if the aggregate outstanding sum of the chattel paper and instruments of Borrowers is greater than $250,000 or if an Event of Default has occurred and is continuing.

          (d) Each Borrower does not have any deposit accounts as of the date hereof, except as set forth in the Information Certificate. Borrowers shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Borrower to open or establish such account and Agent shall have received such information regarding such Account as it may reasonably request, (ii) the bank where such account is opened or maintained shall be reasonably acceptable to Agent, and (iii) on or before the opening of such deposit account, such Borrower shall as Agent may specify either (A) deliver to Agent a deposit account control agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower and the bank at which such deposit account is opened and maintained or (B) arrange for Agent to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Agent. The terms of this subsection (d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s salaried employees.
          (e) No Borrower owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.
               (i) In the event that any Borrower shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, such Borrower shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may reasonably require in order to perfect its security interest therein. If any securities, now or hereafter acquired by any Borrower are uncertificated and are issued to such Borrower or its nominee directly by the issuer thereof, such Borrower shall immediately notify Agent thereof and shall as Agent may specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of any Borrower or such nominee, or (B) arrange for Agent to become the registered owner of the securities.
               (ii) Borrowers shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower to open or establish such account and Agent shall have received such information regarding such account as it may reasonably request, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be reasonably acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower shall as Agent may specify either (i) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower and such securities intermediary or commodity intermediary or (ii) arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Agent.
          (f) Borrowers are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, such Borrower shall promptly notify Agent thereof in writing. Such Borrower shall immediately, as Agent may reasonably require in order to perfect its security interest therein, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).
          (g) Borrowers do not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower shall at any time after the date hereof have any commercial tort claims, such Borrower shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.3(a) hereof or otherwise arising by the execution by such Borrower of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.
          (h) Borrowers do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States in transit to a location of a Borrower permitted herein in the ordinary course of business of such Borrower in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrowers shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, Borrowers shall use their reasonable commercial efforts to deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrower that is the owner of such Collateral.
          (i) Borrowers shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower’s signature thereon is required therefor, (ii) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.
SECTION 6. COLLECTION AND ADMINISTRATION
     6.1 Borrowers’ Loan Account. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or any Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s generally applicable customary practices as in effect from time to time.
     6.2 Statements. Agent shall render to Administrative Borrower each month a statement setting forth the balance of Borrowers’ loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Agent receives a written notice from Administrative Borrower of any specific exceptions of Administrative Borrower thereto within thirty (30) days after the date such statement has been mailed by Agent. Until such time as Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in Borrowers’ loan account(s) shall be presumptive but rebuttable evidence of the amounts due and owing to Agent and Lenders by Borrowers and Guarantors.
     6.3 Collection of Accounts.
          (a) Each Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as Agent may specify, with such banks as are reasonably acceptable to Agent into which Borrowers shall promptly deposit and direct their respective account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance reasonably satisfactory to Agent, providing that all items received or deposited in the Blocked Accounts are the property of Agent, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that with respect to the Blocked Accounts, the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into such Blocked Accounts to such bank account of Agent as Agent may from time to time designate for such purpose (“Payment Account”); provided, however, that such funds will not be transferred to the Payment Account and the Borrower owning any such funds will be entitled to withdraw those funds from the Blocked Accounts for its own account, until any such time as the Excess Availability is less than either $15,000,000 or fifteen percent (15%) of the Borrowing Base or an Event of Default occurs (“Dominion Trigger Event”); and provided, further, that notwithstanding the occurrence of a Dominion Trigger Event, if thereafter the Excess Availability is equal to at least the greater of $15,000,000 and fifteen percent (15%) of the Borrowing Base and no Event of Default has occurred and is continuing for a period of one hundred twenty (120) consecutive days, then after such period, the foregoing funds will not be transferred to the Payment Account and the Borrower owning such funds will be entitled to withdraw those funds from the Blocked Accounts for its own account so long as no new Dominion Trigger Event occurs after such period; and provided, further, that unless Agent otherwise agrees in writing, Borrowers may not regain dominion of funds pursuant to the immediately preceding proviso if Borrowers previously regained dominion of funds pursuant thereto and a Dominion Trigger Event occurred within one (1) year of Borrowers so regaining dominion. Each Borrower agrees that upon a Dominion Trigger Event (subject to the second proviso set forth above), all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Accounts, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.
          (b) For purposes of calculating the amount of the Revolving Loans available to Borrowers, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next Business Day.
          (c) At any time when funds in the Blocked Accounts are required to be remitted to the Payment Account pursuant to Section 6.3(a) above (and without limiting Agent’s and Lenders’ other rights and remedies on account of any Event of Default), each Borrower and all of its directors, employees, agents, Subsidiaries and other Affiliates shall, acting as trustee for Agent and Lenders, receive, as the property of Agent and Lenders, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent and in no event shall the same be commingled with a Borrower’s own funds. Each Borrower agrees to reimburse Agent and Lenders on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent or any Lender’s payments to or indemnification of such bank or person in connection with such Blocked Account or any amounts received therein or transferred therefrom in accordance with any Blocked Account Agreement. The obligation of Borrowers to reimburse Agent and Lenders for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.
     6.4 Payments.
          (a) All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Subject to Section 6.4(b) below, Agent shall apply payments received or collected from any Borrower or any Guarantor or for the account of any Borrower or any Guarantor that constitute payment of specific fees to the payment of such fees. Subject to Section 6.4(b) below, Agent shall apply payments received or collected from any Borrower or any Guarantor or for the account of any Borrower or any Guarantor (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral) that do not relate to the payment of specific fees to the Obligations, whether or not then due, in the following order: first, to pay any fees, indemnities or expense reimbursements then due to the Agent from Borrowers or Guarantors; second, to pay any fees, indemnities or expense reimbursements then due to the Lenders from Borrowers or Guarantors; third, to pay interest due in respect of all Revolving Loans, including any Special Agent Advances; fourth, to pay or prepay principal of the Special Agent Advances, other than Special Agent Advances made pursuant to Section 12.11(a) hereof to the extent the aggregate outstanding principal sum of Special Agent Advances and Loans exceed the Revolving Loan Limit; fifth, to pay or prepay principal of the Revolving Loans (other than Special Agent Advances); sixth, to pay Special Agent Advances excluded from clause fourth above; seventh, to pay any amounts (including fees and indemnities) owing with respect to Bank Products; and eighth, to the payment of any other Obligation due to the Agent or any Lender by Borrowers or the Guarantors. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Administrative Borrower, or unless an Event of Default exists, neither Agent nor any Lender shall apply any payments that it receives to any Eurodollar Rate Loans except on the expiration date of the Interest Period applicable to such Eurodollar Rate Loan, or in the event, and only to the extent, that there are no outstanding Prime Rate Loans. Payments and collections received in any currency other than the currency in which any outstanding Obligations are denominated will be accepted and applied at the discretion of Agent. At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent and such Lender. Each Borrower shall be liable to pay to Agent and Lenders, and does hereby indemnify and hold Agent or such Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.
          (b) Except as otherwise provided with respect to Defaulting Lenders, aggregate principal payments and interest payments shall be apportioned ratably among the Lenders (according to their applicable Pro Rata Shares) and payments of the fees (other than fees designated for Agent’s sole account) shall, as applicable, be apportioned ratably among the Lenders.
     6.5 Taxes.
          (a) Any and all payments by or on account of any of the Obligations shall be made free and clear of and without deduction or withholding for or on account of duties, taxes, levies, imposts, fees, deductions, charges, withholdings or liabilities of any kind, excluding (i) in the case of each Lender, Issuing Bank and Agent (A) taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, Issuing Bank or Agent (as the case may be) is organized and (B) any United States withholding taxes payable with respect to payments under the Financing Agreements under laws (including any statute, treaty or regulation) in effect on the date hereof (or, in the case of an assignee pursuant to Section 13.6, the date of the Assignment and Acceptance) applicable to such Lender, Issuing Bank or Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the date hereof (or the date of such Assignment and Acceptance), (ii) in the case of each Lender, taxes measured by its net income, and franchise taxes imposed on it as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein and (iii) taxes withheld as a result of a Foreign Lender’s failure to comply with Section 6.5(f) (all such non-excluded taxes, levies, imposts, fees, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).
          (b) If any Taxes shall be required by law to be deducted from or in respect of any sum payable in respect of the Obligations to any Lender, Issuing Bank or Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.5), such Lender, Issuing Bank or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Borrower or Guarantor shall make such deductions, (iii) the relevant Borrower or Guarantor shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) the relevant Borrower or Guarantor shall deliver to Agent evidence of such payment.
          (c) In addition, each Borrower and each Guarantor shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Financing Agreements or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements (collectively, “Other Taxes”).

          (d) Each Borrower and each Guarantor shall indemnify each Lender, Issuing Bank and Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 6.5) paid by such Lender, Issuing Bank or Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date such Lender, Issuing Bank or Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to Administrative Borrower by a Lender, Issuing Bank (with a copy to Agent) or by Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.
          (e) Without prejudice to the survival of any other agreements of any Borrower or any Guarantor hereunder or under any of the other Financing Agreements, the agreements and obligations of such Borrower or such Guarantor contained in this Section 6.5 shall survive the termination of this Agreement and the payment in full of the Obligations.
          (f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any of the other Financing Agreements, shall deliver to Administrative Borrower (with a copy to Agent), at the time or times prescribed by applicable law or reasonably requested by Administrative Borrower or Agent (in such number of copies as is reasonably requested by the recipient), whichever of the following is applicable (but only if such Foreign Lender is legally entitled to do so): (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from, or a reduction to, withholding tax under an income tax treaty, or any successor form, (ii) duly completed copies of Internal Revenue Service Form W-8ECI claiming exemption from withholding because the income is effectively connection with a U.S. trade or business or any successor form, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (A) a certificate of the Lender to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from withholding under the portfolio interest exemption or any successor form or (iv) any other applicable form, certificate or document prescribed by applicable law as a basis for claiming exemption from or a reduction in United States or other withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower to determine the withholding or deduction required to be made. Unless Administrative Borrower and Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any of the other Financing Agreements to or for a Foreign Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrowers or Agent shall withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate.
          (g) Any Lender claiming any additional amounts payable pursuant to this Section 6.5 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.
     6.6 Authorization to Make Loans. Agent and each Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be any of the persons listed on Schedule 6.6 hereto or such other persons as any Borrower may at any time and from time to time designate in writing to Agent or any Lender to be authorized to request Loans or Letter of Credit Accommodations or, at the discretion of Agent or any Lender, if such Loans are necessary to satisfy any Obligations. The Agent and Lenders shall have no duty to verify the identity of any individual representing himself or herself as one of the officers authorized by any Borrower to make such requests on its behalf. The Agent and Lenders shall make Loans only by depositing funds into one or more deposit accounts that have been designated in writing by Administrative Borrower as operating accounts of one or more of Borrowers. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day and, as to Loans, may be the same day as the date the request for such Loan is deemed to be received by Agent pursuant to the terms hereof) and the amount of the requested Loan. Requests received after 10:30 a.m. Los Angeles time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrowers when deposited to the credit of any Borrower (or Administrative Borrower on its behalf) or otherwise disbursed or established in accordance with the instructions of any Borrower (or Administrative Borrower on its behalf) or in accordance with the terms and conditions of this Agreement.
     6.7 Appointment of Administrative Borrower for Requesting Loans and Receipts of Loans and Statements.
          (a) Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to request and receive Loans and Letter of Credit Accommodations pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower. Subject to the terms and conditions contained herein, Agent or Lenders may disburse the Loans to such bank account of a Borrower or otherwise make such Loans to a Borrower and provide such Letter of Credit Accommodations to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Obligor.
          (b) Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent of Borrowers pursuant to this Section 6.7. Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to Administrative Borrower, or the issuance of any Letter of Credit Accommodations for a Borrower hereunder, shall be paid to or for the account of such Borrower.

          (c) Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as agent to receive statements on account and all other notices from Agent or any Lender with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.
          (d) No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent.
     6.8 Mandatory Prepayments. In the event that the aggregate amount of the Revolving Loans made or provided to Borrowers outstanding at any time shall exceed the Borrowing Base, or the aggregate amount of the outstanding Letter of Credit Accommodations exceed the sublimit for Letter of Credit Accommodations set forth in Section 2.2(d), or the aggregate amount of the Revolving Loans and the Letter of Credit Accommodations outstanding at any time exceed the Revolving Loan Limit, such event shall not limit, waive or otherwise affect any rights of Agent and Lenders in that circumstance or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately pay to Agent, for the ratable benefit of Lenders, the entire amount of any such excess(es) for which payment is demanded or provide cash collateral up to such amount as may be required by Agent.
     6.9 Use of Proceeds. Borrowers shall use the initial proceeds of the Loans provided by Lenders to Borrowers hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Agent on or about the date hereof, if any, (b) payment in full of all obligations and other amounts owing under the Securitization Credit Agreement, and (c) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided by or on behalf of any Lender to any Borrower pursuant to the provisions hereof shall be used by such Borrower only for general operating, working capital and other proper corporate purposes of such Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.
     6.10 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement: (a) the making and conversion of Revolving Loans shall be made among the Lenders based on their respective Pro Rata Shares, (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.
     6.11 Sharing of Payments, Etc.
          (a) Borrowers agree that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim any Agent or Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of

Section 12.3(b) hereof), to offset balances held by it for the account of any Borrower at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to a Borrower), in which case it shall promptly notify Administrative Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.
          (b) If any Lender (including Agent) shall obtain from any Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Financing Agreement through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.
          (c) Each Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.
          (d) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.
     6.12 Settlement Procedures.
          (a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Loans requested or charged to any Borrower’s loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without any requirement of prior notice to Lenders of the proposed Loans.

          (b) With respect to all Revolving Loans made by Agent on behalf of Lenders as provided in this Section, the amount of each Lender’s Pro Rata Share of the outstanding Revolving Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Revolving Loans as of 3:00 p.m. California time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Revolving Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by Agent and received by a Lender prior to 12:00 p.m. California time, then such Lender shall make the settlement transfer described in this Section by no later than 12:00 p.m. California time on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Revolving Loans is more than such Lender’s Pro Rata Share of the outstanding Revolving Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Revolving Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Revolving Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Each of Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rate Share of the outstanding Revolving Loans and Letter of Credit Accommodations. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Revolving Loans prior to the time when Lenders will actually advance and/or be repaid such Revolving Loans, interest with respect to Revolving Loans shall be allocated by Agent in accordance with the amount of Revolving Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by any Borrower or actually settled with the applicable Lender as described in this Section.
          (c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by Borrower, Agent may apply such amounts repaid directly to any amounts made available by any Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent’s disbursement of such Loan to any Borrower. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

          (d) If Agent is not funding a particular Loan to a Borrower (or Administrative Borrower for the benefit of such Borrower) pursuant to Sections 6.12(a) and 6.12(b) above on any day, but is requiring each Lender to provide Agent with immediately available funds on the date of such Loan as provided in Section 6.12(c) above, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day. If Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Administrative Borrower’s receipt of such notice. A Lender who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender’s behalf, or any Lender who fails to pay any other amount owing by its Agent, is a “Defaulting Lender”. Agent shall not be obligated to transfer to a Defaulting Lender any payments made by or on behalf of any Borrower or any Obligor to Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, relend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Obligor of their duties and obligations hereunder.
          (e) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

     6.13 Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     6.14 Bank Products. Borrowers and Guarantors, or any of their Subsidiaries, may (but no such Person is required to) request that the Bank Product Providers provide or arrange for such Person to obtain Bank Products from Bank Product Providers, and each Bank Product Provider may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products. Borrowers and Guarantors or any of their Subsidiaries that obtains Bank Products shall indemnify and hold Agent, each Lender and their respective Affiliates harmless from any and all obligations now or hereafter owing to any other Person by any Bank Product Provider in connection with any Bank Products other than for gross negligence or willful misconduct on the part of any such indemnified Person. This Section 6.14 shall survive the payment of the Obligations and the termination of this Agreement. Borrower and its Subsidiaries acknowledge and agree that the obtaining of Bank Products from Bank Product Providers (a) is in the sole discretion of such Bank Product Provider, and (b) is subject to all rules and regulations of such Bank Product Provider.
SECTION 7. COLLATERAL REPORTING AND COVENANTS
     7.1 Collateral Reporting.
          (a) Borrowers shall provide Agent with the following documents in a form reasonably satisfactory to Agent:
               (i) on a monthly basis, on or before the tenth (10th) Business Day of the month, for the immediately preceding month, a schedule of sales made, credits issued and cash received and a schedule of Inventory (separately showing Inventory covered by non-cancelable, non-returnable purchase orders and “end of life” Inventory, and the sales of such Inventory); provided, that, such schedules will be provided twice a month or more frequently as Agent may request if either (1) an Event of Default has occurred and is continuing, or (2) the Excess Availability as of any date of determination is less than the greater of (y) fifteen percent (15%) of the then current Borrowing Base or (z) $15,000,000;
               (ii) on a monthly basis, on or before the tenth (10th) Business Day of the month or more frequently as Agent may reasonably request, for the immediately preceding month, (A) agings of accounts payable (including the status of payments to owners and lessors of the leased premises of Borrowers and warehouses and processors used by Borrowers), (B) agings of accounts receivable (together with a reconciliation to the financial statement for such month and to its general ledger), and (C) perpetual inventory reports by category and location;

               (iii) upon Agent’s request in good faith, (A) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrowers, and (D) a statement of the outstanding loans and payments made, and Accounts owing to, Affiliates as of the last day of the immediately preceding month;
               (iv) such other reports as to the Collateral as Agent or any Lender shall reasonably request from time to time; and
               (v) in connection with any individual sale by Administrative Borrower of Inventory with an aggregate fair market value in excess of Five Million Dollars ($5,000,000), Administrative Borrower shall use its best efforts to provide Agent with written notice of such sale at least one (1) week prior to the consummation of such sale, but shall in any event provide Agent with such notice no later than two (2) Business Days after the consummation of such sale.
          (b) If any Borrower’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, each Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.
     7.2 Accounts Covenants.
          (a) Each Borrower shall notify Agent promptly of: (i) any material delay in such Borrower’s performance of any of its obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, or any material settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Borrower relating to the financial condition of any account debtor and (iii) any event or circumstance which, to such Borrower’s knowledge, would be reasonably likely to cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension, or agreement with respect to any credit, discount, allowance or extension, shall be granted by any Borrower to any account debtor without Agent’s consent, except in the ordinary course of such Borrower’s business consistent with the practices of such Borrower as of the date hereof and as to any such agreement so long as Agent shall have received notice thereof to the extent required under Section 7.1 above. So long as no Event of Default exists or has occurred and is continuing, each Borrower in its discretion shall have the right to settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option and in the exercise of its commercially reasonable judgment, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.
          (b) Without limiting the obligation of Borrowers to deliver any other information to Agent, Borrowers shall promptly report to Agent any return of Inventory by any one account debtor if the Inventory so returned in such case has a value in excess of $250,000. At any time that Inventory is returned, reclaimed or repossessed, the Account (or portion thereof)

which arose from the sale of such returned, reclaimed or repossessed Inventory shall not be deemed an Eligible Account. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent’s request, (i) hold the returned Inventory in trust for Agent and Lenders, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Agent’s instructions in good faith, and (iv) not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.
          (c) With respect to each Account: (i) the amounts shown on any invoice or schedule thereof delivered to Agent shall be true and complete (other than as to de minimis amounts), (ii) no payments shall be made thereon except payments immediately delivered to Agent pursuant to the terms of this Agreement, (iii) except as reported to Agent in accordance with the terms hereof, no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor and except for credits, discounts, allowances or extensions made or given in the ordinary course of business of Borrowers consistent with the current practices of Borrowers as of the date hereof, (iv) except as reported to Agent in accordance with the terms hereof, there shall be no setoff, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto, (v) none of the transactions giving rise thereto will violate any applicable Federal, State, Provincial, district, county or local laws or regulations in any material respect, all documentation relating thereto will be legally sufficient in all material respects under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms, subject to bankruptcy laws and general principles of equity.
          (d) Agent shall have the right at any time or times, in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.
     7.3 Inventory Covenants. With respect to the Inventory:
          (a) each Borrower shall at all times maintain inventory records reasonably satisfactory to Agent, keeping in all material respects correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, the cost therefor and daily withdrawals therefrom and additions thereto;
          (b) Administrative Borrower, Future Tech and Tenex shall conduct a daily cycle count of their Inventory, Rorke shall conduct a monthly cycle count and annual physical count of its Inventory (or more often as Agent may request on or after an Event of Default and for so long as the same is continuing), and upon Agent’s request, the Borrowers shall supply Agent with a report in the form and with such specificity as may be reasonably satisfactory to Agent concerning such counts;
          (c) each Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent (which will not be unreasonably withheld, delayed or conditioned), except for sales of Inventory in the ordinary course of such Borrower’s business and except to move Inventory directly from one location of such Borrower set forth or permitted herein to another such location of such Borrower or any other Borrower (so long as a financing statement between Agent as secured party and such other Borrower, as debtor, covering such Inventory has previously been recorded in the appropriate governmental offices of the jurisdiction of such location);
          (d) upon Agent’s request, Borrowers shall, at their expense, no more than one time in any twelve (12) month period, deliver or cause to be delivered to Agent full written reports or appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and Lenders, and upon which Agent and Lenders are expressly permitted to rely, which appraisals shall employ the same methodology as in prior appraisals unless the appraiser justifies to Agent, in its sole discretion, the need to employ a different methodology; provided, however, that if Agent determines, in its sole discretion, that the amount of outstanding Revolving Loans and Letter of Credit Accommodations which are attributable to Clause (a)(ii) of the definition of Borrowing Base (in determining the actual amounts of such outstanding Revolving Loans and Letter of Credit Accommodations which are attributable to Clause (a)(ii) of the definition of Borrowing Base, the outstanding Revolving Loans and Letter of Credit Accommodations shall be attributed first to any other components of the definition of Borrowing Base before being attributed to Clause (a)(ii) thereof) is consistently greater than the greater of (i) twenty-five percent (25%) of the amount calculated under Clause (a)(ii)(A) of the definition of the Borrowing Base or (ii) $25,000,000, Borrowers shall, at their expense, on a quarterly basis, deliver or cause to be delivered to Agent appraisals as to Inventory in form, scope and methodology acceptable to Agent in its sole discretion; provided, further, that notwithstanding anything contained in this Section 7.3(d) to the contrary, Borrowers shall, at their expense, deliver or cause to be delivered to Agent appraisals as to Inventory in form, scope and methodology acceptable to Agent in its sole discretion, at any time or times as Agent may request on or after an Event of Default;
          (e) with respect to the appraisals required pursuant to Section 7.3(d) herein, Agent will make reasonable efforts to discuss any proposed change in methodology with Administrative Borrower prior to its implementation, provided, that, the failure to discuss such proposed change shall not invalidate such appraisal or limit the rights of Agent and Lenders to rely on such appraisal;
          (f) each Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto);
          (g) each Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory, except for liabilities incurred by Agent or a Lender due to acts or omissions of Agent or such Lender which constitute gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction;
          (h) except as disclosed in the collateral reports delivered to Agent under Section 7.1(a), each Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate such Borrower to repurchase such

Inventory (except for the right of return of customers for Inventory which is defective or non-conforming);
          (i) each Borrower shall keep the Inventory in good and marketable condition (other than obsolete Inventory); and
          (j) each Borrower shall not, except as disclosed in the collateral reports delivered to Agent under Section 7.1(a), acquire or accept any Inventory on consignment or approval.
     7.4 Equipment Covenants. With respect to the Equipment: (a) upon Agent’s reasonable request, at any time or times an Event of Default exists or has occurred and is continuing, Borrowers shall, at their expense, deliver or cause to be delivered to Agent written reports or appraisals as to the Equipment in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (b) each Borrower shall keep the Equipment in order, repair, running and marketable condition (ordinary wear and tear excepted); (c) each Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in Borrower’s business and not for personal, family, household or farming use; (e) each Borrower shall not remove any Equipment from the locations set forth or permitted herein, except for laptop computers that employees may use in homes or travel, and except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of such Borrower or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Borrower in the ordinary course of business; (f) the Equipment is now and shall remain personal property and each Borrower shall not permit any of the Equipment to be or become a part of the Real Property or a fixture; and (g) each Borrower assumes all responsibility and liability arising from the use of the Equipment, except for liabilities arising from acts or omissions of Agent or any Lender.
     7.5 Power of Attorney. Each Borrower hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower’s true and lawful attorney-in-fact, and authorizes Agent, in such Borrower’s or Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing, (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts or other Collateral by legal proceedings or otherwise, (iii) exercise in good faith all of such Borrower’s rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account or other Collateral upon such terms, for such amount and at such time or times as Agent deems commercially reasonable,  (v) settle, adjust, compromise, extend or renew an Account upon such terms as Agent deems commercially reasonable, (vi) discharge and release any Account upon such terms as Agent deems commercially reasonable, (vii) prepare, file and sign such Borrower’s name on any proof of claim in bankruptcy or other similar document in connection with the Collateral against an account debtor, (viii) notify the post office authorities to change the address for delivery of such Borrower’s mail to an address designated by Agent, and open all mail addressed to such Borrower and handle and store all mail relating to any of the Collateral and make available for Borrowers to obtain all other mail at the offices of Agent or such other reasonable location as Agent may specify for such purpose, and (ix) do all acts and things which are necessary, in Agent’s good faith determination, to fulfill such Borrower’s obligations under this Agreement and the other Financing Agreements and (b) at any time (i) take control in any manner of any item of payment constituting Collateral or in respect of Collateral or proceeds thereof received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender to the extent that Agent or Lender has a right thereto under Section 6.3, (ii) have access to any lockbox or postal box into which such Borrower’s mail relating to any of the Collateral or which Agent believes may be related to Collateral is deposited, (iii) endorse such Borrower’s name upon any items of payment constituting Collateral or proceeds thereof at any time received by or on behalf of Agent or any Lender and deposit the same in Agent’s or a Lender’s account for application to the Obligations, (iv) endorse such Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, (v) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through US Customs, in such Borrower’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s name for such purpose, (vi) sign such Borrower’s name on any verification of Accounts and notices thereof to account debtors and other obligors in respect thereof and (vii) execute in such Borrower’s name and file any PPSA financing statements or UCC financing statements or amendments thereto. Each Borrower hereby releases Agent and each Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or a Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Nothing herein shall be deemed to constitute an appointment of any Person other than Agent as attorney-in-fact for Borrowers or any of them.
     7.6 Bills of Lading and Other Documents of Title. In the event that any Inventory that would otherwise be Eligible Inventory is located outside the United States of America or Canada and is in transit to premises of a Customs Broker in the United States or Canada or premises of a Borrower in the United States of America or Canada as described in the definition of Eligible Inventory, such Inventory may be accepted by Lenders as Eligible Inventory if (a) each Borrower shall cause all bills of lading and other documents of title relating to goods being purchased by it which are outside the United States or Canada and in transit to such premises to name such Borrower as consignee, unless and until Agent may direct otherwise; (b) at such time and from time to time as Agent may direct, such Borrower shall cause Agent or such other financial institution or other person as Agent may specify to be named as consignee; (c) without limiting any other rights of Agent or any Lender hereunder, Agent shall have the right to endorse and negotiate on behalf of         , and as attorney-in-fact for, such Borrower any bill of lading or other document of title with respect to such goods naming such Borrower as consignee to Agent; (d) there shall be three (3) originals of each of such bill of lading or other document of title which unless and until Agent shall direct otherwise, shall be delivered as follows: (i) one (1) original to such Customs Broker as such Borrower may specify (so long as Agent has received a Collateral Access Agreement duly authorized, executed and delivered by such Customs Broker), and (ii) two (2) originals to Agent or to such other person as Agent may designate for such purpose; (e)  such Borrower shall obtain a copy (but not the originals) of such bill of lading or other documents of title from the Customs Broker and (f) such Borrower shall cause all bills of lading or other documents of title relating to goods purchased by such Borrower which are outside the United States or Canada and in transit to the premises of such Borrower or the premises of a Customs Broker in the United States or Canada to be issued in a form so as to constitute negotiable documents as such term is defined in the Uniform Commercial Code.
     7.7 Right to Cure. Agent may, at its option, (a) upon notice to any Borrower (or Administrative Borrower), cure any default by such Borrower under any material agreement with a third party which affects any Collateral, the value of such Collateral or the ability of Agent or any Lender to collect, sell or otherwise dispose of such Collateral or the rights and remedies of Agent or any Lender hereunder or under any of the other Financing Agreements,  (b) pay or bond on appeal any judgment entered against any Borrower or any Guarantor, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral (other than those whose existence is permitted by this Agreement) and (d) pay any amount, incur any expense or perform any act which, in Agent’s good faith judgment, is reasonably necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent and Lenders may add any amounts so expended to the Obligations and charge any loan account with respect to a Borrower maintained by Agent so as to increase the amount of Loans outstanding. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrowers. Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.
     7.8 Access to Premises. From time to time as requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee shall have complete access to all of each Borrower’s premises during normal business hours and after notice to Administrative Borrower, or at any time and without notice to Administrative Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower’s books and records, including, without limitation, the Records, and (b) each Borrower shall promptly furnish to such Agent such copies of such books and records or extracts therefrom as Agent may request, and (c) Agent and any Lender, or a designee, may use during normal business hours such of any Borrower’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.
SECTION 8. REPRESENTATIONS AND WARRANTIES
     Each Borrower and each Guarantor hereby jointly and severally represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrowers:
     8.1 Existence, Power and Authority; Subsidiaries. Each Borrower, each Guarantor and each Subject Subsidiary is a corporation or unlimited liability company duly organized and in good standing under the laws of its state, province or other jurisdiction of formation and is duly qualified as a foreign or extra-provincial corporation or company and in good standing in all states, provinces or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, and where the failure to so qualify would have a Material Adverse Effect on such Borrower, such Guarantor or such Subject Subsidiary. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within the corporate or company powers of each Borrower and each Guarantor, have been duly authorized and are not in contravention of law or the terms of the certificate of incorporation, articles of organization, by-laws, or other organizational documentation of each Borrower and each Guarantor, or any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or any Guarantor or its property are bound. This Agreement and the other Financing Agreements to which it is a party constitute legal, valid and binding obligations of each Borrower and each Guarantor enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity. Borrowers and Guarantors do not have any Subject Subsidiaries except as set forth on Schedule 8.1 hereof.
     8.2 Financial Statements; No Material Adverse Change. All financial statements relating to Borrowers and Guarantors which have been or may hereafter be delivered by any Borrower or any Guarantor to Agent or Lenders have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of Borrowers and Guarantors as at the dates and for the periods set forth therein. Except as disclosed in the July 2008 interim financial statements furnished by Borrowers and Guarantors to Agent or Lenders prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of any Borrower or any Guarantor, since the date of the most recent audited financial statements of Borrowers and Guarantors, furnished by any Borrower or any Guarantor to Agent prior to the date of this Agreement.
     8.3 Chief Executive Office; Collateral Locations. The chief executive office of each Borrower and each Guarantor and each Borrower’s Records concerning Accounts and Inventory are located only at the address set forth on the signature page hereto and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.3 hereto, subject to the right of each Borrower to establish new locations in accordance with Section 9.2 hereof. Schedule 8.3 hereto correctly identifies any of such locations which are not owned by Borrowers and sets forth the owners and/or operators thereof.
     8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Agent, for itself and the ratable benefit of Lenders, under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof. Each Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent, for itself and the ratable benefit of Lenders, and such others as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.
     8.5 Tax Returns. Each Borrower and each Guarantor has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it.

All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower and each Guarantor has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which is being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or such Guarantor, as the case may be, and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, province, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed. Each Borrower and each Guarantor has collected and remitted to the appropriate tax authority all excise taxes and sales and/or use taxes applicable to its business required to be collected and remitted under the laws of the United States or Canada and each possession or territory thereof, and each State, province or political subdivision thereof, including any State or province in which such Borrower or such Guarantor owns any Inventory or owns or leases any other property.
     8.6 Litigation. There is no action, suit, proceeding or claim by any Person pending, or to the best knowledge of any Borrower or any Guarantor threatened, against any Borrower or any Guarantor seeking to enjoin or otherwise prohibit this Agreement, any other Financing Agreement or the transactions contemplated hereby or thereby. Except as set forth on Schedule 8.6 hereto, (i) there is no present investigation by any Governmental Authority pending, or to the best of the knowledge of any Borrower or any Guarantor threatened, against or affecting any Borrower or any Guarantor or any of their respective assets or businesses, and (ii) there is no action, suit, proceeding or claim by any Person pending, or to the best of the knowledge of any Borrower or any Guarantor threatened, against any Borrower or any Guarantor or its assets that, if adversely determined, would have a Material Adverse Effect on such Borrower or such Guarantor.
     8.7 Compliance with Other Agreements and Applicable Laws.
          (a) Each Borrower, each Guarantor and each Subject Subsidiary is not in default in any respect under, or in violation in any respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, the default or violation of which would have a Material Adverse Effect on such Borrower, such Guarantor or such Subject Subsidiary. Each Borrower, each Guarantor and each Subject Subsidiary is in material compliance with the requirements of all material applicable laws, rules, regulations and orders of any Governmental Authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws with respect to which the failure to comply would have a Material Adverse Effect.
          (b) Each Borrower, each Guarantor and each Subject Subsidiary has obtained all permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority (the “Permits”) required for the lawful conduct of its business where the failure to obtain such Permit would have a Material Adverse Effect on such Borrower, such Guarantor or such Subject Subsidiary. The Permits constitute all permits, licenses, approvals, consents, certificates, orders or authorizations necessary for each Borrower, each Guarantor and each Subject Subsidiary to own and operate its business as presently conducted or proposed to be conducted where the failure to have such Permits would have a Material Adverse Effect on such Borrower, such Guarantor or such Subject Subsidiary. All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or threatened that seek the revocation, cancellation, suspension or modification of any of the Permits which would have a Material Adverse Effect on such Borrower, such Guarantor or such Subject Subsidiary.
     8.8 Environmental Compliance.
          (a) Except as set forth on Schedule 8.8 hereto, no Borrower, no Guarantor nor any of the Subject Subsidiaries has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law where the violation would have a Material Adverse Effect on such Borrower, such Guarantor or such Subject Subsidiary, or violates any license, permit, certificate, approval or similar authorization issued to any Borrower, any Guarantor or any Subject Subsidiary thereunder where the violation thereof would have a Material Adverse Effect on such Borrower, such Guarantor or such Subject Subsidiary. The operations of each Borrower, each Guarantor and each Subject Subsidiary complies in all respects with all applicable Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder where the failure to comply therewith or the violation thereof would have a Material Adverse Effect on such Borrower, such Guarantor or such Subject Subsidiary.
          (b) Except as set forth on Schedule 8.8 hereto, (i) there is no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person pending or, to the best of the knowledge of any Borrower or any Guarantor threatened, with respect to any non-compliance with or violation of the requirements of any applicable Environmental Law by any Borrower, any Guarantor or any of the Subject Subsidiaries which would have a Material Adverse Effect on such Borrower, such Guarantor or such Subject Subsidiary, (ii) to the Borrower’s or Guarantor’s knowledge, there has not been any release, spill or discharge of any Hazardous Material on any properties of any Borrower, any Guarantor or any Subject Subsidiary, or releases, spills or discharges from any properties at which any Borrower, any Guarantor or any Subject Subsidiary has transported, stored or disposed of any Hazardous Materials which would have a Material Adverse Effect on such Borrower, such Guarantor or such Subject Subsidiary, and (iii) to the Borrower’s or Guarantor’s knowledge, there has not been any generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which adversely affects or could reasonably be expected to adversely affect in any material respect any Borrower or any Guarantor or its or their business, operations or assets or any properties at which such Borrower or such Guarantor has transported, stored or disposed of any Hazardous Materials.
          (c) Except as set forth on Schedule 8.8 hereto, no Borrower, no Guarantor nor any of the Subject Subsidiaries has any liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any

Hazardous Materials which would have a Material Adverse Effect on such Borrower, such Guarantor or such Subject Subsidiary.
          (d) Each Borrower, each Guarantor and each Subject Subsidiary has all licenses, certificates, approvals, similar authorizations and other Permits required to be obtained or filed in connection with the operations of such Borrower, such Guarantor and such Subject Subsidiary under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect in each case where the failure to obtain or maintain such licenses, permits, certificates, approvals or similar authorizations would have a Material Adverse Effect on such Borrower, such Guarantor or such Subject Subsidiary.
     8.9 Employee Benefits.
          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of any Borrower’s or any Guarantor’s knowledge, nothing has occurred which would cause the loss of such qualification. Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
          (b) There are no pending, or to the best of any Borrower’s or any Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no nonexempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.
          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section 4001(a)(16) of ERISA does not exceed the aggregate current value of the assets of such Pension Plan; (iii) each Borrower and each Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Borrower and each Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each Borrower and each Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.
          (d) As to any Canadian Pension Plan of a Borrower or a Guarantor: (i) the Canadian Pension Plans are duly registered under all applicable provincial pension benefits legislation; (ii) all obligations of such Borrower or such Guarantor (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the

Canadian Pension Plans or the funding agreements therefor have been performed in a timely fashion, and there are no outstanding disputes concerning the assets held pursuant to any such funding agreement; (iii) all contributions or premiums required to be made by such Borrower or such Guarantor to the Canadian Pension Plans have been made in a timely fashion in accordance with the terms of the Canadian Pension Plans and applicable laws and regulations; (iv) all employee contributions to the Canadian Pension Plans required to be made by way of authorized payroll deduction have been properly withheld by the applicable Borrower and fully paid into the Canadian Pension Plans in a timely fashion; (v) all reports and disclosures relating to the Canadian Pension Plans required by any applicable laws or regulations have been filed or distributed in a timely fashion; (vi) there have been no improper withdrawals, or applications of, the assets of any of the Canadian Pension Plans; (vii) No amount is owing by any of the Canadian Pension Plans under the Income Tax Act (Canada) or any provincial taxation statute; (viii) the Canadian Pension Plans are fully funded both on an ongoing basis and on a solvency basis (using actuarial assumptions and methods which are consistent with the valuations last filed with the applicable governmental authorities and which are consistent with generally accepted actuarial principles); and (ix) no Borrower nor any Guarantor, after diligent inquiry, has any knowledge, or any grounds for believing, that any of the Canadian Pension Plans is the subject of an investigation, any other proceeding, an action or a claim, and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such proceeding, action or claim. “Canadian Pension Plans” shall mean any plan, program or arrangement that is a pension plan for the purposes of any applicable pension benefits legislation or any tax laws of Canada or a Province thereof, whether or not registered under any such laws, which is sponsored, maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Borrower or any Obligor in respect of any Person’s employment in Canada with such Borrower or Obligor.
     8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower maintained at any bank or other financial institution are set forth on Schedule 8.10 hereto, subject to the right of each Borrower to establish new accounts in accordance with Section 9.18 below.
     8.11 Intellectual Property. Each Borrower and each Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, each Borrower and each Guarantor does not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office, the Canadian Intellectual Property Office or any similar office or agency in the United States, Canada, any State or Province thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 hereto and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 hereto. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of the knowledge of each Borrower and each Guarantor, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property. Schedule 8.11 sets forth all of the trademarks, logos, designs, representations or other Intellectual Property owned by another person that any Borrower or any Guarantor has the right to use under a license or similar arrangement, the name of the licensor in each case and the dates of expiration of such agreements or other arrangements. No trademark, servicemark or other Intellectual Property at any time used by any Borrower or any Guarantor which is owned by another person, or owned by any Borrower subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Lender, is affixed to any Eligible Inventory, except to the extent permitted under the term of the license agreements listed on Schedule 8.11 hereto. In the event any Borrower obtains or applies for any material intellectual property rights or obtains any material licenses with respect thereto, such Borrower shall immediately notify Agent thereof and shall provide to Agent copies of all written materials including, but not limited to, applications and licenses with respect to such intellectual property rights. At Agent’s request, such Borrower shall promptly execute and deliver to Agent an intellectual property security agreement granting to Agent a perfected security interest in such intellectual property rights in form and substance reasonably satisfactory to Agent.
     8.12 Financial Statements.
          (a) None of the financial statements, reports and other information furnished or to be furnished by any Borrower or any Guarantor to Agent or any Lender with respect to Administrative Borrower and its Subsidiaries contain, as of their respective dates, any untrue statement of material fact or omit to state any material fact necessary to make the information therein not misleading. Such financial statements and reports were and will be prepared in accordance with GAAP consistently applied (other than those unaudited financial statements and reports provided to Agent prior to the date hereof), and shall fairly present the consolidated and consolidating financial condition and results of operations of the applicable Persons, as of the dates and for the periods indicated thereon.
          (b) The pro forma balance sheets and future cash flow projections for Administrative Borrower and its Subsidiaries on a consolidated basis (together with the summaries of assumptions and projected assumptions, based on historical performance with respect thereto) furnished by any Borrower or any Guarantor to Agent or any Lender prior to the date of this Agreement represent the reasonable, good faith opinion of Borrowers, Guarantors and their management as to the subject matter thereof and the pro forma balance sheets furnished by any Borrower or any Guarantor to Agent or any Lender were prepared in accordance with applicable guidelines of the American Institute of Certified Public Accountants.
     8.13 Disclosure.
          (a) The information contained in the representations and warranties of each Borrower and each Guarantor set forth in this Agreement, the other Financing Agreements, or in any other instrument, document, list, certificate, statement, schedule or exhibit heretofore delivered or to be delivered to Agent or any Lender, as contemplated in this Agreement or in the other Financing Agreements, does not contain and will not contain any untrue statement of a material fact and does not omit and will not omit to state a material fact necessary in order to make the information contained herein or therein not misleading.

          (b) After giving effect to the transactions contemplated by this Agreement, the other Financing Agreements, and the other instruments or documents delivered in connection herewith and therewith, there does not exist and there has not occurred any act, condition or event which constitutes an Event of Default or which, with notice or passage of time or both would constitute an Event of Default.
     8.14 Governmental Authority. No consent, approval or other action of, or filing with, or notice to any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement, the other Financing Agreements or any of the instruments or documents to be delivered pursuant hereto or thereto, except for those consents or approvals already obtained by Borrowers and Guarantors which are in full force and effect as of the date hereof and the filing of UCC and PPSA financing statements.
     8.15 Capitalization.
          (a) The owners of all of the issued and outstanding shares of Capital Stock of Borrowers (other than the Administrative Borrower), Guarantors and the Subject Subsidiaries are as set forth in Schedule 8.15 hereto and all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except in favor of Agent, for itself and the ratable benefit of Lenders, and as permitted hereunder.
          (b) Each Borrower and each Guarantor is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transaction contemplated hereunder.
     8.16 Labor Disputes.
          (a) Set forth on Schedule 8.16 hereto is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to any Borrower or any Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or any Guarantor on the date hereof.
          (b) There is (i) no significant unfair labor practice complaint pending against any Borrower or any Guarantor or, to the best of the knowledge of any Borrower or any Guarantor, threatened against it, before the National Labor Relations Board or similar entity in any jurisdiction, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or any Guarantor or, to best of the knowledge of any Borrower or any Guarantor, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or any Guarantor or, to the best of the knowledge of any Borrower or any Guarantor, threatened against any Borrower or any Guarantor.
     8.17 Corporate Name; Prior Transactions. Each Borrower and each Guarantor has not, during the past five (5) years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth on Schedule 8.17 hereto.

     8.18 Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or any Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or any Guarantor or any of the Subject Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower or any Guarantor and any of the Subject Subsidiaries or (ii) between any of the Subject Subsidiaries or (b) the ability of any Borrower or any Guarantor or any of the Subject Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral, other than those restrictions contained in any agreements executed by Old ProSys and/or New ProSys with or in favor of GE Finance that are approved by Agent in writing.
     8.19 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent and Lenders. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or any Guarantor shall now or hereafter give, or cause to be given, to Agent and Lenders.
SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS
     9.1 Maintenance of Existence. Each Borrower and each Guarantor shall, and shall cause any Subject Subsidiary to, at all times preserve, renew and keep in full force and effect its corporate or company existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted, where the failure to preserve, renew, or keep in full force and effect any of the foregoing would have a Material Adverse Effect on such Borrower, such Guarantor or such Subject Subsidiary. Each Borrower and each Guarantor shall, and shall cause any Subject Subsidiary to, give Agent thirty (30) days prior written notice of any proposed change in its corporate or company name, which notice shall set forth the new name and each Borrower and each Guarantor shall deliver to Agent a copy of the amendment to the Certificate of Incorporation or Articles of Organization of such Borrower, such Guarantor or such Subject Subsidiary providing for the name change certified by the Secretary of State or province of the jurisdiction of formation of such Borrower, such Guarantor or such Subject Subsidiary as soon as it is available.
     9.2 New Collateral Locations. Each Borrower may open any new location within the continental United States or Canada provided such Borrower (a) gives Agent twenty (20) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect the interest of Agent, for itself and the ratable benefit of Lenders, in the Collateral at such location, including UCC or PPSA financing statements with respect to the Collateral.

     9.3 Compliance with Laws, Regulations, Etc.
          (a) Each Borrower and each Guarantor shall, and shall cause any Subject Subsidiary to, at all times, to comply in all respects with all laws, rules, regulations, licenses, approvals, orders and Permits applicable to it and duly observe all requirements of any Federal, State, province or local Governmental Authority, including the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws in each case where the failure to so comply has or would have a Material Adverse Effect on such Borrower, such Guarantor or such Subject Subsidiary.
          (b) Each Borrower and each Guarantor shall establish and maintain, and shall cause any Subject Subsidiaries to establish and maintain, at its expense, a system to assure and monitor its continued compliance with all applicable Environmental Laws in all of its operations. Upon the request of Agent, copies of any environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrowers and Guarantors to Agent. Borrowers and Guarantors shall take prompt and appropriate action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.
          (c) Each Borrower and each Guarantor shall give written notice to Agent promptly after the receipt by any Borrower or any Guarantor of any notice of, or any Borrower’s or any Guarantor’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material in violation of any Environmental Law on any property used by Borrowers or Guarantors or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any Borrower or any Guarantor in any material respect or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material on any property used by Borrowers or Guarantors or (C) any other environmental, health or safety matter, which materially adversely effects any Borrower, any Guarantor or its business, operations or assets or any properties at which any Borrower or any Guarantor transported, stored or disposed of any Hazardous Materials.
          (d) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is any non-compliance, or any condition which requires any action by or on behalf of any Borrower or any Guarantor in order to avoid any non-compliance with any Environmental Law, Borrowers and Guarantors shall, at Agent’s reasonable request and Borrowers’ expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where such Borrower’s or such Guarantor’s non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower’s or such Guarantor’s response thereto or the estimated costs thereof, shall change in any material respect.

          (e) Each Borrower and each Guarantor shall indemnify and hold harmless Agent, Lenders, their directors, officers, employees, agents, invitees, representatives, successors and assigns (“Indemnified Parties”), from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and legal expenses) arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material on any of the Real Property, including the costs of any repair, cleanup or other remedial work required under any Environmental Law or by any Governmental Authority with respect to such property of such Borrower or such Guarantor and the preparation and implementation of any closure, remedial or other required plans except for such losses, claims, damages, liabilities, costs or expenses as a result of the gross negligence or willful misconduct of such Indemnified Parties as determined pursuant to a final non-appealable order of a court of competent jurisdiction. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.
     9.4 Payment of Taxes and Claims. Each Borrower and each Guarantor shall, and shall cause any Subject Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, such Guarantor or such Subject Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books.
     9.5 Insurance. Each Borrower and each Guarantor shall, and shall cause any Subject Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to its properties against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Such policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer. If such policies are cancelled or expire, Borrowers and Guarantors may obtain new policies from different insurance companies so long as such policies and insurance company are comparable to the insurance policies and insurance company existing on the date hereof regarding form, amount and insurer. Borrowers shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if any Borrower fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for each Borrower, each Guarantor or each Subject Subsidiary in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance as Agent may determine in its commercially reasonable judgment. Borrowers shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under their insurance policies and Borrowers shall obtain non-contributory lender’s loss payable endorsements to all their insurance policies in form and substance reasonably satisfactory to Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent, for the benefit of Lenders, as its interests may appear and further specify that Agent shall be paid regardless of any act or omission by any Borrower, any Guarantor or any of its Affiliates. Agent shall, at its option, apply any insurance proceeds received by Agent at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine or hold such proceeds as cash collateral for the Obligations.
     9.6 Financial Statements and Other Information.
          (a) Each Borrower and each Guarantor shall, and shall cause its Subsidiaries to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the businesses of Borrowers, Guarantors and their Subsidiaries (if any) in accordance with GAAP and Borrowers and Guarantors shall furnish or cause to be furnished to Agent: (i) within thirty-five (35) days after the end of each fiscal month, monthly unaudited consolidated and consolidating financial statements of Administrative Borrower and its Subsidiaries (including in each case balance sheets, statements of income and loss, and statements of depreciation and amortization, capital expenditures and debt reduction), all in reasonable detail, fairly presenting the financial position and the results of the operations of Administrative Borrower and its Subsidiaries as of the end of and through such fiscal month, certified to be correct by the chief financial officer of Administrative Borrower, subject to normal year-end adjustments, and accompanied by a compliance certificate substantially in the form of Exhibit B hereto, along with a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrowers were in compliance with the covenants set forth in Sections 9.10(n) and (p) and Section 9.13 of this Agreement for such month, (ii) within forty-five (45) days after the end of each fiscal quarter, quarterly unaudited consolidated financial statements of Administrative Borrower and its Subsidiaries (including balance sheet, statement of income and loss and statement of cash flow), all in reasonable detail, fairly presenting the financial position and the results of operations of Administrative Borrower and its Subsidiaries as of the end of and through such fiscal quarter, subject to normal year-end adjustments, and (iii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements of Administrative Borrower and its Subsidiaries (including balance sheet, statement of income and loss, statement of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Administrative Borrower and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Administrative Borrower and reasonably acceptable to Agent, that such audited financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Administrative Borrower and its Subsidiaries as of the end of and for the fiscal year then ended; provided, that, notwithstanding anything contained in this Section 9.6(a) to the contrary, Borrowers hereby agree that they shall deliver the audited consolidated financial statements and associated documentation that would otherwise be required under Clause (a)(iii) above (A) for the 2006 fiscal year, on or before December 31, 2008, (B) for the 2007 fiscal year, on or before March 31, 2009, and (C) for the 2008 fiscal year, on or before June 30, 2009, and the Agent and Lenders agree that the failure of Borrowers to deliver any such audited consolidated financial statements and associated documentation prior to the applicable date set forth in this proviso shall not constitute an Event of Default hereunder. Notwithstanding the foregoing, prior to the time Administrative Borrower completes its 2008 audit, the financial statements and other information provided under this Section 9.6(a) shall be subject to adjustments pertaining to the restatement of the Administrative Borrower’s financial statements.

          (b) Borrowers and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral having a value of $1,000,000 in any one case or $5,000,000 in the aggregate, or which would have a Material Adverse Effect on any Borrower or any Guarantor, and (ii) the occurrence of any Event of Default or act, condition or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.
          (c) Borrowers and Guarantors shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which any Borrower or any Guarantor sends to its stockholders generally and copies of all reports and registration statements which any Borrower or any Guarantor files with the Securities and Exchange Commission, any national securities exchange, the National Association of Securities Dealers, Inc. or any provincial securities commission or securities exchange.
          (d) Borrowers and Guarantors shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrowers and Guarantors on a combined basis and of Administrative Borrower and its Subsidiaries on a consolidated basis, as Agent may, from time to time, reasonably request. Agent and Lenders are hereby authorized to deliver a copy of any financial statement or any other information relating to the business of any Borrower or any Guarantor to any court or other Governmental Authority requiring a copy or to any Participant or assignee or prospective Participant or assignee. Each Borrower and each Guarantor hereby irrevocably authorize and direct all accountants or auditors to deliver to Agent, at Borrowers’ expense, copies of the financial statements of Borrowers and Guarantors and any reports or management letters prepared by such accountants or auditors on behalf of any Borrower or any Guarantor and to disclose to Agent such information as they may have regarding the business of any Borrower or any Guarantor. Any documents, schedules, invoices or other papers delivered to Agent may be destroyed or otherwise disposed of by Agent one (1) year after the same are delivered to Agent, except as otherwise designated by Borrowers to Agent in writing.
     9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each Borrower and each Guarantor shall not, and shall not permit any Subject Subsidiary to, directly or indirectly:
          (a) merge into or with, amalgamate with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, or
          (b) sell, assign, lease, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for:
               (i) sales of Inventory in the ordinary course of business;
               (ii) the disposition of worn-out or obsolete Equipment so long as (A) such sales do not involve Equipment having an aggregate fair market value in excess of $1,000,000 for all such Equipment disposed of in any fiscal year and (B) all proceeds are paid to Agent for application to the Obligations in such order and manner as Agent may determine;

               (iii) sales by any Borrower of assets after the date hereof to the extent consented to in writing by Agent and Required Lenders which consent will not be unreasonably withheld;
               (iv) the sale by Administrative Borrower to Deutsche Bank AG New York Branch (“Deutsche”) from time to time of Accounts owing by Sanmina-SCI Corporation, pursuant to that certain Master Purchase Agreement for True Sale Arrangement with U.S. Suppliers dated as of August 15, 2008 between Administrative Borrower and Deutsche, provided, that Agent has given its prior written approval of any such sale and Deutsche duly executes and delivers an agreement in form and substance reasonably satisfactory to Agent regarding the collateral assignment of the foregoing agreement to Agent;
               (v) the issuance and sale by Administrative Borrower of Capital Stock in an arm’s length transaction or upon the exercise of a stock option issued under an incentive stock option plan or similar employee benefit plan, or the issuance and sale by Administrative Borrower of its Capital Stock having dividend rights, liquidation preferences or other rights, privileges and preferences superior to the common stock, or by any Borrower or any Guarantor of any of its Capital Stock after the date hereof; provided, that, (A) Agent shall have received not less than three (3) Business Days prior written notice of such issuance and sale, which notice shall specify the party selling such Capital Stock, the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by such Borrower or such Guarantor from such sale, (B) such Borrower or such Guarantor shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except that such Borrower or such Guarantor may pay cash dividends in respect of such Capital Stock on terms and conditions and in amounts acceptable to Agent so long as Agent shall have received, in form and substance satisfactory to Agent, an agreement in writing from the holders of such shares of Capital Stock with respect to the rights to payment and other rights of the holder of such shares, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower or any Guarantor to request or receive Loans or Letter of Credit Accommodations or the right of any Borrower or any Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of any Borrower or any Guarantor with Agent and Lenders or are more restrictive or burdensome to any Borrower or any Guarantor than the terms of any Capital Stock of such Borrower or such Guarantor in effect on the date hereof, (D) the purchaser of any such Capital Stock is not an Affiliate of such Borrower or such Guarantor, and the sale is made in an arm’s length transaction, and (E) as of the date of such issuance and sale and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred;
          (c) wind up, liquidate or dissolve; or
          (d) agree to do any of the foregoing.

     9.8 Encumbrances. Each Borrower and each Guarantor shall not, and shall not permit any Subject Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, the Collateral, except:
          (a) liens and security interests of Agent for itself and the ratable benefit of Lenders;
          (b) liens and security interests of the RSA on any Collateral or on any assets of any Guarantor or any Subject Subsidiary to secure Indebtedness to the RSA expressly permitted in Section 9.9 hereof, provided, that, as to the Collateral and as to any assets of any Guarantor or any Subject Subsidiary that are subject to a lien or security interest of Agent, the liens and security interests of the RSA shall be, in all respects, subject and subordinate in priority to the liens and security interests of Agent;
          (c) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, such Guarantor or such Subject Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books;
          (d) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of the business of such Borrower, such Guarantor or such Subject Subsidiary, as the case may be, to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, such Guarantor or such Subject Subsidiary, as the case may be, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;
          (e) liens arising from (i) operating leases and the precautionary UCC or PPSA financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by a Borrower located on the premises of such Borrower (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of Borrowers and the precautionary UCC or PPSA financing statement filings in respect thereof;
          (f) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of any Borrower, any Guarantor or any Subject Subsidiary, as the case may be, as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;
          (g) purchase money security interests in Equipment (including capital leases) and purchase money mortgages on Real Property arising after the date hereof to secure Indebtedness of any Borrower permitted under Section 9.9 hereof so long as such security interests and mortgages do not apply to any property of such Borrower other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;
          (h) deposits of cash with the owner or lessor of premises leased and operated by any Borrower in the ordinary course of the business of such Borrower to secure the performance by such Borrower of its obligations under the terms of the lease for such premises;
          (i) the liens and security interests set forth on Schedule 8.4 hereto;
          (j) liens and security interests of GE Finance on any assets of New ProSys or Old ProSys to secure the Indebtedness expressly permitted in Section 9.9(k) hereof; and
          (k) liens and security interests in Accounts that are owing by account debtors whose chief executive officer or other principal office is not located in the United States of America or Canada and that are not Eligible Accounts, as collateral security for the financing of such Accounts, provided, that, Agent has given its prior written approval of any such liens or security interests.
     9.9 Indebtedness. Each Borrower and each Guarantor shall not, and shall not permit any Subject Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except:
          (a) the Obligations;
          (b) Indebtedness arising in the ordinary course of the business of such Borrower, such Guarantor or such Subject Subsidiary in connection with worker’s compensation, unemployment insurance or other types of social security benefits in each case consistent with the current practices of such Borrower, such Guarantor or such Subject Subsidiary as of the date hereof;
          (c) Indebtedness of Borrowers, Guarantors and any Subject Subsidiary to the RSA and its Affiliates, provided, that:
               (i) such Indebtedness, whether now existing or hereafter incurred, shall not exceed (1) $87,900,000, less the aggregate amount of all repayments, repurchases or redemptions thereof, whether optional or mandatory, plus interest, or (2) at any time, an amount outstanding that exceeds the sum of the Accounts of Borrowers and their Affiliates on a consolidated basis, plus the Value of Inventory of Borrowers and their Affiliates on a consolidated basis, minus the Obligations hereunder, minus the obligations under any other working capital credit facility of Borrowers and their Affiliates,
               (ii) the terms and conditions of any such Indebtedness issued after the date hereof that is not subject to the RSA Debt Agreements and evidenced by the RSA Notes shall be substantially similar to the terms and conditions set forth in the RSA Notes and the RSA Debt Agreements,

               (iii) such Indebtedness is, in all respects, subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full of all of the Obligations,
               (iv) Borrowers and Guarantors shall not, directly or indirectly, make, or be required to make, any payments in respect of such Indebtedness, except that (1) Borrowers and Guarantors may make payments to the extent expressly permitted in the Subordination Agreements among Borrowers, Guarantors, Agent and the RSA, (2) Borrowers may make one (1) prepayment to the RSA in an amount not to exceed $750,000 as provided in that certain letter agreement dated August 4, 2008 between Administrative Borrower and the RSA, and (3) Borrowers and Guarantors may make payments with the proceeds of sales of assets of Borrowers and Guarantors outside the ordinary course of business to the extent Agent and Required Lenders may so agree,
               (v) Borrowers shall not, directly or indirectly, (A) amend, modify, alter or change any of the material terms of such Indebtedness or the RSA Notes as in effect on the date hereof, except that Borrowers may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness other than pursuant to payments thereof, or to reduce the interest rate or any fees in connection therewith, or to release any liens or security interests in any assets or properties of any Borrower or any Guarantor, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose,
               (vi) Borrowers shall furnish to Agent all material notices or demands in connection with such Indebtedness either received by any Borrower, any Guarantor or any Subsidiary or on its behalf promptly after the receipt thereof, or sent by any Borrower, any Guarantor or any Subsidiary or on its behalf concurrently with the sending thereof, as the case may be, and
               (vii) notwithstanding anything contained in this Section 9.9(c) to the contrary, Borrowers and Guarantors may refinance the Indebtedness owed by them to the RSA and its Affiliates so long as the terms and conditions of the replacement Indebtedness are no more onerous than the terms and conditions of the existing Indebtedness, as determined by Agent in its sole discretion. Such replacement Indebtedness shall be subject to the terms and conditions of this Section 9.9(c);
          (d) interest rate protection obligations entered into by a Borrower, a Guarantor or a Subject Subsidiary in the ordinary course of the business of a Borrower, a Guarantor or a Subject Subsidiary consistent with their current practices as of the date hereof;
          (e) unsecured Indebtedness of any Borrower, any Guarantor or any Subject Subsidiary arising pursuant to loans by any Borrower, any Guarantor or any Subject Subsidiary to any other Borrower, Guarantor or Subject Subsidiary to the extent permitted under Section 9.10 hereof;

          (f) Indebtedness of any Borrower, any Guarantor or any Subject Subsidiary arising after the date hereof owing to any Person (other than any other Borrower, Guarantor or Subject Subsidiary) to pay the purchase price and related costs in connection with the acquisition by such Borrower, such Guarantor or such Subject Subsidiary of Equipment or any Real Property; provided, that, as to any such Indebtedness, each of the following conditions is satisfied as determined in good faith by Agent: (i) Agent shall have received not less than ten (10) Business Days prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the person to whom such Indebtedness will be owed, the interest rate and fees, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may reasonably request, (ii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereof, (iii) Agent shall have received a mortgagee waiver with respect to any such Real Estate in form and substance satisfactory to Agent, (iv) such Indebtedness shall be incurred by such Borrower, such Guarantor or such Subject Subsidiary at commercially reasonable rates and terms in a bona fide arm’s length transaction, (v) such Indebtedness shall not be owed to any shareholder, officer, director, agent, employee or other Affiliate of any Borrower, any Guarantor or any Subject Subsidiary, (vi) as of the date of incurring such Indebtedness, and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, (vii) the aggregate original principal amount of all such Indebtedness shall not exceed $10,000,000, (viii) such Borrower, such Guarantor or such Subject Subsidiary may only make regularly scheduled payments of principal and interest in respect of such Indebtedness, (ix) such Borrower, such Guarantor or such Subject Subsidiary shall not, directly or indirectly, (A) amend, modify, alter or change in any material respect the terms of the agreements with respect to such Indebtedness, except that such Borrower, such Guarantor or such Subject Subsidiary may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (x) Borrowers shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower, any Guarantor or any Subject Subsidiary or on its behalf promptly after the receipt thereof, or sent by any Borrower, any Guarantor or any Subject Subsidiary or on its behalf, concurrently with the sending thereof, as the case may be; provided, that, Borrowers shall not be required to comply with clauses (i), (ii), (ix) and (x) with respect to any transactions that individually involve less than $500,000 unless the aggregate of all such transactions that are not reported exceeds $4,000,000;
          (g) Indebtedness existing as of the date hereof set forth on Schedule 9.9 hereto, provided, that, (i) the Borrower, Guarantor or Subject Subsidiary obligated in respect of such Indebtedness may only make regularly scheduled payments or mandatory prepayments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) such Borrower, such Guarantor, or such Subject Subsidiary shall not, directly or indirectly, amend, modify, alter or change in any material respect the terms of the agreements, documents and instruments entered into in connection therewith, except that such Borrower, such Guarantor, or such Subject Subsidiary may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, (iii) such Borrower, such Guarantor, or such Subject Subsidiary shall not, directly or indirectly redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose and (iv) Borrowers shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower, any Guarantor, or any Subject Subsidiary or on its behalf, promptly after the receipt thereof, or sent by any Borrower, any Guarantor, or any Subject Subsidiary or on its behalf, concurrently with the sending thereof, as the case may be;
          (h) Indebtedness on account of the financing of foreign Accounts as set forth in Section 9.8(k), provided, that, Agent has given its prior written approval of any such financing;
          (i) Indebtedness of Administrative Borrower evidenced by the Securities and the Series B Securities;
          (j) Other Indebtedness not exceeding $100,000,000 in the aggregate outstanding at any time, so long as (i) such Indebtedness is unsecured, and (ii) such Indebtedness is subordinated for the Lenders benefit on terms and conditions acceptable to the Required Lenders; and
          (k) Indebtedness of New ProSys and Old ProSys and Administrative Borrower on account of the $75,000,000 flooring line provided by GE Finance to New ProSys and Old ProSys, as such lines may be amended, supplemented, replaced or refinanced from time to time.
     9.10 Loans, Investments, Guarantees, Etc. Each Borrower and each Guarantor shall not, and shall not permit any Subject Subsidiary to, directly or indirectly, make any loans or advance money or property to any Person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any Person (except for purchases of the Securities or Series B Securities to the extent expressly permitted in Sections 9.26 and 9.27 hereof), or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the Indebtedness, performance, obligations or dividends of any Person or hold any cash or Cash Equivalents, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:
          (a) guarantees by any Borrower, any Guarantor or any Subject Subsidiary of the Obligations to Agent and Lenders or of any Indebtedness to the RSA as permitted in Section 9.9(c) hereof;
          (b) the endorsement of instruments for collection or deposit in the ordinary course of business;

          (c) investments in cash or Cash Equivalents so long as such investments are pledged to Agent in a manner satisfactory to Agent upon Agent’s request;
          (d) the existing equity investments of each Borrower, each Guarantor, or each Subject Subsidiary as of the date hereof in their respective Subsidiaries as of the date hereof or additional equity investments made in compliance with Section 9.7(b)(iv);
          (e) stock or obligations issued to a Borrower, a Guarantor, or a Subject Subsidiary by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower, such Guarantor, or such Subject Subsidiary in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by such Borrower, such Guarantor, or such Subject Subsidiary as Agent may request;
          (f) obligations of account debtors to a Borrower or a Guarantor, arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower or such Guarantor; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower or such Guarantor, such promissory note shall be endorsed to the order of Agent, for itself and the ratable benefit of Lenders, by such Borrower or such Guarantor and promptly delivered to Agent as so endorsed;
          (g) loans and advances by any Borrower, any Guarantor or any Subject Subsidiary to employees of such Borrower, such Guarantor or such Subject Subsidiary not to exceed the principal amount of $1,000,000 in the aggregate at any time outstanding for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Borrower, such Guarantor or such Subject Subsidiary, (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees), and (iii) income taxes payable by such employees on account of the Capital Stock of Administrative Borrower issued to such employees pursuant to Section 9.7(b)(iv);
          (h) acquisitions of Targets upon the terms and conditions set forth in Section 2.3 hereof, whether or not an Acquisition Loan is obtained;
          (i) loans by any Borrower (other than a Disqualified Borrower) or any Guarantor to any other Borrower (other than a Disqualified Borrower) or any Guarantor after the date hereof, provided, that, as to each such loan each of the following conditions is satisfied: (1) each month Borrowers shall provide to Agent a report in form and substance satisfactory to Agent indicating the amount of such loans made in the immediately preceding month and any repayments in connection therewith, (2) the Indebtedness arising pursuant to such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is delivered to Agent to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, (3) as of the date of each such loan and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist; and (4) as of the date of such loan and after giving effect thereto, the Borrower making such loan (as applicable) shall have Excess Availability of not less than $10,000,000; provided, that, the aggregate principal amount outstanding at any time of all such transactions that involve the transfer of Inventory to locations with respect to which Agent does not have the benefit of an effective access agreement and waiver of landlord’s rights, in form and substance satisfactory to Agent, may not exceed $20,000,000;
          (j) the existing loans, advances and guarantees by any Borrower, any Guarantor or any Subject Subsidiary outstanding as of the date hereof as set forth on Schedule 9.10 hereto; provided, that, as to such loans, advances and guarantees, (i) such Borrower, such Guarantor or such Subject Subsidiary shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire such guarantee or set aside or otherwise deposit or invest any sums for such purpose and (ii) Borrowers shall furnish to Agent all notices or demands in connection with such loans, advances or guarantees either received by any Borrower, any Guarantor or any Subject Subsidiary or on its behalf, promptly after the receipt thereof, or sent by any Borrower, any Guarantor or any Subject Subsidiary or on its behalf, concurrently with the sending thereof, as the case may be;
          (k) guaranties by any Borrower, any Guarantor or any Subject Subsidiary in favor of any supplier or other third party engaged in any transaction in the ordinary course of business with any other Borrower, Guarantor or Subject Subsidiary and subject to the prior written approval of Agent (which may be withheld in its sole and absolute discretion), guaranties by Administrative Borrower in favor of any supplier or other third party engaged in any transaction in the ordinary course of business with Bell UK;
          (l) any Subsidiaries formed or acquired by Administrative Borrower (or any other Subsidiary of Administrative Borrower which is not a Subject Subsidiary) which are organized under the laws of any country or jurisdiction not located in North or South America;
          (m) without duplication of any amounts distributed in accordance with Section 9.11(d) hereof, equity investments by Administrative Borrower into Persons other than Borrowers in an amount not to exceed in the aggregate, at any one time, fifty percent (50%) of the net proceeds received from the sale of Capital Stock made pursuant to Section 9.7(b)(v) hereof, so long as no Event of Default has occurred and is continuing or would result therefrom;
          (n) intercompany receivables owed by any Affiliate of a Borrower that is not a “Borrower” hereunder to any Borrower, so long as (i) no Event of Default exists and is continuing or would result from the existence of such receivable, and (ii) the aggregate amount of such intercompany receivables at any one time outstanding does not exceed the difference of $23,000,000 minus the sum of investments heretofore or hereafter made in Bell Microproducts Brazil Holdings, LLC, a Minnesota limited liability company, in connection with Net Storage Computers Ltd. as contemplated in Section 9.10(p);
          (o) revolving loans by Administrative Borrower to Bell UK not to exceed the principal amount of $20,000,000 in the aggregate outstanding at any one time so long as (i) as of the date any such loan is made and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist; (ii) as of the date any such loan is made and after giving effect thereto, no event of default, or act, condition or event which with notice or passage of time or both would constitute an event of default shall exist with respect to any of the loan facilities to which Bell UK is presently or any time in the future a party; (iii) if such loans are evidenced by promissory notes or other instruments, such notes or other instruments are delivered to Agent as part of the Collateral, with such endorsements and/or assignments to Agent by the payee of such notes or other instruments as Agent may require; (iv) each month Administrative Borrower provides to Agent a report in form and substance satisfactory to Agent indicating the amount of such loans made in the immediately preceding month and any repayments in connection therewith; (v) Bell UK is not restricted in any way by any other Person from repaying such revolving loan pursuant to a contract or otherwise; (vi) Bell UK is not required by any other Person pursuant to a contract or otherwise, to have the repayment of such revolving loan in any way subordinated; and (vii) such loan is not in violation of, and does not constitute a default or breach under, any agreement or other document executed by Bell UK or any of its Affiliates with or in favor of Bank of America, N.A.; and
          (p) investments not to exceed the sum of $5,000,000 in the aggregate, so long as (i) all of the proceeds of such investments are (A) used by Bell Microproducts Brazil Holdings, LLC, a Minnesota limited liability company (“Brazil Holdings”) to pay earnouts in connection with its acquisition of all or substantially all of the capital stock of Net Storage Computers Ltd. (“Net Storage”), or (B) received by Net Storage for working capital purposes, and (ii) no Event of Default has occurred and is continuing or would result therefrom.
     9.11 Dividends and Redemptions. Each Borrower and each Guarantor shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of Capital Stock of such Borrower or such Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing except for (a) consideration consisting of common stock, (b) the payment of dividends by any Subsidiary of a Borrower to the Borrower that is its parent corporation, (c) dividends by Administrative Borrower not to exceed in the aggregate $2,000,000 during any fiscal quarter or $5,000,000 during any fiscal year, and purchases by Administrative Borrower of its treasury stock not to exceed in the aggregate $2,000,000 during any fiscal quarter or $5,000,000 during any fiscal year, provided, that, in each case the Excess Availability of all Borrowers would not be less than $25,000,000 after giving effect to any such dividends or purchases, and no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist after giving effect to any such dividend or purchase, and (d) without duplication of any amounts distributed in accordance with Section 9.10(m) hereof, dividends by Administrative Borrower not to exceed in the aggregate, at any one time, fifty percent (50%) of the net proceeds received from the sale of Capital Stock made pursuant to Section 9.7(b)(v) hereof, so long as no Event of Default has occurred and is continuing or would result therefrom.

     9.12 Transactions with Affiliates. Each Borrower and each Guarantor shall not, and shall not permit any Subject Subsidiary to, directly or indirectly:
          (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, employee, shareholder, director, agent or any other Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s, such Guarantor’s or such Subject Subsidiary’s (as the case may be) business and upon fair and reasonable terms no less favorable to such Borrower, such Guarantor or such Subject Subsidiary than it would obtain in a comparable arm’s length transaction with a person who is not an Affiliate; or
          (b) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of any Borrower, any Guarantor or any Subject Subsidiary except (i) reasonable compensation to officers, employees and directors for services rendered to such Borrower, such Guarantor or such Subject Subsidiary, as the case may be, in the ordinary course of business, (ii) payments by a Borrower, a Guarantor or a Subject Subsidiary to any other Borrower, Guarantor or Subject Subsidiary in respect of Indebtedness arising pursuant to loans made by such Borrower, such Guarantor or such Subject Subsidiary to the extent permitted under Section 9.10 hereof, and (iii) payments by a Borrower, a Guarantor or a Subject Subsidiary to Administrative Borrower for actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, payroll and similar types of services paid for by Administrative Borrower on behalf of the other Borrower, Guarantor or Subject Subsidiary in the ordinary course of their respective businesses or as the same may be directly attributable to the other Borrower, Guarantor or Subject Subsidiary.
     9.13 Fixed Charge Coverage Ratio. Administrative Borrower and its Subsidiaries, on a consolidated bases, shall achieve, when measured for each fiscal period of Administrative Borrower set forth below, a Fixed Charge Coverage Ratio of not less than the ratio set forth opposite such fiscal period:

Minimum
Fiscal Period	Fixed Charge Coverage Ratio
For the 3 month period ending December 31, 2008	1.00 to one

For the 6 month period ending March 31, 2009	1.00 to one

For the 9 month period ending June 30, 2009	1.00 to one

For the 12 month period ending September 30, 2009	1.00 to one

For the 12 month period ending December 31, 2009	1.00 to one

Minimum
Fiscal Period	Fixed Charge Coverage Ratio
For each 12 month period ending on the last day of each fiscal quarter after December 31, 2009	1.10 to one
     9.14 Excess Availability. Borrowers shall maintain Excess Availability of not less than $15,000,000 at all times.
     9.15 Changes in Business. Each Borrower and each Guarantor shall not engage in any business other than the business of such Borrower or such Guarantor on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower or such Guarantor is engaged on the date hereof.
     9.16 Sale and Leasebacks. Each Borrower and each Guarantor shall not, and shall not permit any Subject Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby such Borrower, such Guarantor or such Subject Subsidiary, as the case may be, shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (except to the extent of capital leases permitted under Section 9.9 hereof).
     9.17 Pension Plans.
          (a) Each Borrower and each Guarantor shall not, and shall not permit any Subject Subsidiary to, with respect to any “employee benefit plans” maintained by any Borrower or any Guarantor or any of its ERISA Affiliates: (i) terminate any of such employee pension plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created thereunder which would subject any Borrower, any Guarantor or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under the Code or ERISA, (iii) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under ERISA, the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (vi) incur any withdrawal liability with respect to any multiemployer pension plan.
          (b) As used in this Section 9.16, the term “employee pension benefit plans,” “employee benefit plans”, “accumulated funding deficiency” and “reportable event” shall have the respective meanings assigned to them in ERISA, and the term “prohibited transaction” shall have the meaning assigned to it in the Code and ERISA.

          (c) With respect to Canadian Pension Plans maintained by any Borrower or any Guarantor: (i) such Borrower or such Guarantor shall administer the Canadian Pension Plans in accordance with the requirements of the applicable pension plan texts, funding agreements, the Income Tax Act (Canada) and applicable provincial pension benefits legislation; (ii) such Borrower or such Guarantor shall deliver to Agent an undertaking of the funding agent for each of the Canadian Pension Plans stating that the funding agent will notify Agent within seven (7) days of such Borrower’s failure to make any required contribution to the applicable Canadian Pension Plan; (iii) such Borrower or such Guarantor shall not accept payment of any amount from any of the Canadian Pension Plans without the prior written consent of Agent; (iv) without the prior written consent of Agent, such Borrower or such Guarantor shall not terminate, or cause to be terminated, any of the Canadian Pension Plans, if such plan would have a solvency deficiency on termination; and (v) such Borrower or such Guarantor shall promptly provide Agent with any documentation relating to any of the Canadian Pension Plans as Agent may reasonably request. Such Borrower or such Guarantor shall notify Agent within thirty (30) days of (i) a material increase in the liabilities of any of the Canadian Pension Plans, (ii) the establishment of a new registered pension plan, and (iii) commencing payment of contributions to a Canadian Pension Plan to which such Borrower or such Guarantor had not previously been contributing.
     9.18 Additional Bank Accounts. Each Borrower shall not, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in Schedule 8.10 hereto, except: (a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Agent and subject to such conditions thereto as Agent may establish and (b) as to any accounts used by any Borrower to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Agent.
     9.19 End of Fiscal Years; Fiscal Quarters. Administrative Borrower shall, for financial reporting purposes, cause its, and each of its Subject Subsidiaries’ (a) fiscal years to end on December 31 of each year and (b) fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.
     9.20 Limitation of Restrictions Affecting Subsidiaries. Each Borrower and each Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subject Subsidiary of such Borrower or such Guarantor other than Old Prosys or New Prosys to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or such Guarantor or any Subsidiary of such Borrower or such Guarantor; (b) make loans or advances to such Borrower or such Guarantor or any Subsidiary of such Borrower or such Guarantor, (c) transfer any of its properties or assets to such Borrower or such Guarantor or any Subsidiary of such Borrower or such Guarantor; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or such Guarantor or any Subsidiary of such Borrower or such Guarantor, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or such Guarantor or any Subsidiary of such Borrower or such Guarantor, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower or such Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date, and (vi) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.
     9.21 License Agreements.
          (a) Each Borrower and each Guarantor shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 9.20(b) below, such Borrower or such Guarantor may cancel, surrender or release any material License Agreement in the ordinary course of the business of such Borrower or such Guarantor; provided, that, such Borrower or such Guarantor (as the case may be) shall give Agent not less than thirty (30) days prior written notice of its intention to so cancel, surrender and release any such material License Agreement, (iv) give Agent prompt written notice of any material License Agreement entered into by such Borrower or such Guarantor after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may request, (v) give Agent prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to Agent (promptly upon the receipt thereof by such Borrower or such Guarantor in the case of a notice to such Borrower or such Guarantor and concurrently with the sending thereof in the case of a notice from such Borrower or such Guarantor) a copy of each notice of default and every other notice and other communication received or delivered by such Borrower or such Guarantor in connection with any material License Agreement which relates to the right of such Borrower or such Guarantor to continue to use the property subject to such License Agreement, and (vi) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by such Borrower or such Guarantor or the other party or parties thereto with the material terms, covenants or provisions of any material License Agreement.
          (b) Each Borrower and each Guarantor will either exercise any option to renew or extend the term of each material License Agreement to which it is a party in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Agent or give Agent prior written notice that such Borrower or such Guarantor does not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration. In the event of the failure of such Borrower or such Guarantor to extend or renew any material License Agreement to which it is a party, Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such material License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of such Borrower or such Guarantor, as Agent shall determine at any time that an Event of Default shall exist or have occurred and be continuing. Agent may, but shall not be required to, perform any or all of such obligations of such Borrower or such Guarantor under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Borrower or such Guarantor thereunder. Any sums so paid by Agent shall constitute part of the Obligations.
     9.22 Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of any Letter of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56). None of Borrowers or any of their Subsidiaries or other Affiliates is or will become a “blocked person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.
     9.23 After Acquired Real Property. If any Borrower hereafter acquires any Real Property and such Real Property at any location (or series of adjacent, contiguous or related locations, and regardless of the number of parcels) has a fair market value in an amount equal to or greater than $5,000,000 (or if a Default or Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of Agent or any Lender, or duties or obligations of any Borrower, promptly upon Agent’s request, such Borrower shall execute and deliver to Agent a mortgage, deed of trust or deed to secure debt, as Agent may determine, in form and substance satisfactory to Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property is located granting to Agent a first and only lien and mortgage on and security interest in such Real Property (except as such Borrower would otherwise be permitted to incur hereunder or as otherwise consented to in writing by Agent) and such other agreements, documents and instruments as Agent may require in connection therewith.
     9.24 Costs and Expenses. Each Borrower and each Guarantor shall pay to Agent all its costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, the rights of Agent and Lenders in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code and PPSA financing statement filing taxes and fees, documentary taxes and intangibles taxes, if applicable); (b) all insurance premiums, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, for the ratable benefit of Lenders, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent and/or Lenders arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and any Borrower’s or any Guarantor’s operations, plus a per diem charge at the rate of $750 per person per day for Agent’s examiners in the field and office (provided, that, if no Event of Default exists, Borrowers and Guarantors shall only be obligated to reimburse for four examinations per year); and (h) the reasonable fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing.
     9.25 Further Assurances. At the request of Agent or any Lender at any time and from time to time, each Borrower, each Guarantor and each Subject Subsidiary shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of Administrative Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such a request, Agent and Lenders may, at the option of Agent, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate.
     9.26 Applications under the Companies’ Creditors Arrangement Act. Each Borrower acknowledges that its business and financial relationships with Agent and Lenders are unique from its relationship with any other of its creditors. Each Borrower agrees that it shall not file any plan of arrangement under the Companies’ Creditors Arrangement Act (Canada) (“CCAA Plan”) which provides for, or would permit directly or indirectly, Agent or any Lender to be classified with any other creditor of Borrower for purposes of such CCAA Plan or otherwise.
     9.27 Indenture Covenants. Administrative Borrower shall not (a) call any of the Securities or Series B Securities prior to the Final Maturity Date (except for conversions to Capital Stock of Administrative Borrower or call options exercised using solely the net proceeds of the issuance of Capital Stock of Administrative Borrower that is not currently outstanding) without the consent of Lenders, provided, however, that so long as no Event of Default has occurred and is continuing, Administrative Borrower may call up to $150,000 in the aggregate of the Securities, (b) permit or agree to any provision in the Indenture or Series B Indenture that allows any put options to be exercised with respect to such Securities or Series B Securities prior to the Final Maturity Date (except upon a change of control of Administrative Borrower and except for conversions to Capital Stock of Administrative Borrower or put options exercised using solely the net proceeds of the issuance of Capital Stock of Administrative Borrower that is not currently outstanding) or (c) permit the Capital Stock issued in connection with the exercise of any rights with respect to such Securities or Series B Securities to have any dividend rights, liquidation preferences or other rights, privileges or preferences superior to the existing Capital Stock of any Borrower or any Guarantor as of the date of the issuance of such Securities or Series B Securities.
     9.28 Series B Indenture Covenants. Administrative Borrower shall not (a) redeem or purchase any of the Series B Securities prior to the Final Maturity Date (except for conversions to Capital Stock of Administrative Borrower or redemption or purchase options exercised using solely the net proceeds of the issuance of Capital Stock of Administrative Borrower that is not currently outstanding) without the consent of Lenders, (b) permit or agree to any provision in the Series B Indenture that allows any put options to be exercised with respect to the Series B Securities prior to the Final Maturity Date (except upon a change of control of Administrative Borrower and except for conversions to Capital Stock of Administrative Borrower or put options exercised using solely the net proceeds of the issuance of Capital Stock of Administrative Borrower that is not currently outstanding), (c) permit the Capital Stock issued in connection with the exercise of any rights with respect to the Series B Securities to have any dividend rights, liquidation preferences or other rights, privileges or preferences superior to the existing Capital Stock of any Borrower or any Guarantor as of the date of the issuance of the Series B Securities or (d) make any payments on account of the conversion of any Series B Securities or any exchange in lieu of conversion of any of the Series B Securities (except for conversions to Capital Stock of Administrative Borrower or payments using solely the net proceeds of the issuance of Capital Stock of Administrative Borrower that is not currently outstanding), unless (A) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist after giving effect to any such payment, (B) the Excess Availability hereunder would not be less than $30,000,000 after giving effect to any such payment, and (C) the sum of such Excess Availability plus the Dollar equivalent (as determined by Agent based upon prevailing exchange rates) of any additional sum then available to be borrowed by Bell UK, Bell Microproducts Europe Export Limited and related companies from Bank of America, N.A. (and other lenders for whom it is acting as agent) would not be less than $40,000,000 after giving effect to any such payment, and if the conditions in clauses (A), (B) and (C) above are satisfied with respect to any such payment, the payment may be made with the proceeds of a Revolving Loan hereunder and/or the proceeds of unsecured subordinated loans permitted under Section 9.9(j) hereof.
SECTION 10. EVENTS OF DEFAULT AND REMEDIES
     10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

          (a) (i) any Borrower fails to pay any of the Obligations when due or (ii) any Borrower or any Guarantor fails to perform any of the covenants contained in Sections 9.3, 9.4, 9.6, 9.14, 9.15, 9.16, 9.17, 9.19, 9.20, 9.26 or 9.27 of this Agreement and such failure shall continue for fifteen (15) days; provided, that, such fifteen (15) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such fifteen (15) day period or which has been the subject of a prior failure within a three (3) month period or (B) an intentional breach of any Borrower or any Guarantor of any such covenant or (iii) any Borrower or any Guarantor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above and such failure shall continue for fifteen (15) days, provided, that, such fifteen (15) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such fifteen (15) day period or which has been the subject of a prior failure within a three (3) month period or (B) an intentional breach of any Borrower or any Guarantor of any such covenant;
          (b) any representation, warranty or statement of fact made by any Borrower or any Guarantor to Agent or any Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect; provided, that, if the representation, warranty or statement of fact in question is false or misleading only as to one or more of Borrowers, but not false or misleading as to all Borrowers, and the true state of facts does not have a Material Adverse Effect on Borrowers and Guarantors, taken as a whole, then such misrepresentation shall not be deemed to be an Event of Default if, within fifteen (15) days after such misrepresentation, Borrowers and Guarantors do all of the following: (i) make a correct representation, warranty or statement of fact to Agent, (ii) identify the affected Borrower as a Disqualified Borrower, (iii) cause the affected Borrower to repay all Revolving Loans made on or after the date of the event or condition causing the Material Adverse Effect, and (iv) cause the affected Borrower to repay all intercompany transfers made on or after the date of the event or condition causing the Material Adverse Effect.
          (c) any Guarantor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;
          (d) any judgment for the payment of money is rendered against any Borrower or any Guarantor in excess of $2,500,000 in any one case or in excess of $5,000,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or any Guarantor or any of the Collateral having a value in excess of $1,000,000;
          (e) any Borrower or any Guarantor dissolves or suspends or discontinues doing business;
          (f) any Borrower or any Guarantor becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;
          (g) a petition, case or proceeding under the bankruptcy laws of the United States of America or Canada or similar law of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, receivership, moratorium, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed or commenced against any Borrower or any Guarantor or all or any part of its properties and such petition or application is not dismissed within forty-five (45) days after the date of its filing or any Borrower or any Guarantor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;
          (h) a petition, case or proceeding under the bankruptcy laws of the United States of America or Canada now or hereafter in effect or under any insolvency, arrangement, reorganization, receivership, moratorium, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or any Guarantor or for all or any part of its property including, without limitation, if Borrower or any Guarantor shall: (i) apply for or consent to the appointment of a receiver, trustee or liquidator of it or of all or a substantial part of its property and assets; (ii) be unable, or admit in writing its inability, to pay its debts as they mature, or commit any other act of bankruptcy; (iii) make a general assignment for the benefit of creditors; (iv) file a voluntary petition or assignment in bankruptcy or a proposal seeking a reorganization, compromise, moratorium or arrangement with its creditors; (v) take advantage of any insolvency or other similar law pertaining to arrangements, moratoriums, compromises or reorganizations, or admit the material allegations of a petition or application filed in respect of it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take any corporate action for the purpose of effecting any of the foregoing; or
          (i) (i) any default by any Borrower or any Guarantor under any agreement, document or instrument relating to any Indebtedness for borrowed money owing to any person other than Agent or any Lender (including without limitation the RSA Notes), or any Capitalized Lease Obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Agent or any Lender, in any case in an amount in excess of $1,000,000, which default continues for more than the applicable cure period, if any, with respect thereto, or (ii) any default by any Borrower or any Guarantor in any material respect under any material contract, lease, license or other obligation to any person other than any Agent or Lender, including, without limitation, the Indenture and the Series B Indenture, which default continues for more than the applicable cure period, if any, with respect thereto, which has a Material Adverse Effect on Borrowers and Guarantors taken as a whole;
          (j) any Change of Control;
          (k) the indictment or charging by any Governmental Authority of which any Borrower, any Guarantor or Agent or any Lender receives notice, of any Borrower or any Guarantor under any criminal statute, or commencement or charging or threatened commencement of criminal or civil proceedings against any Borrower or any Guarantor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral or (ii) any other property of such Borrower which is necessary or material to the conduct of its business, where such forfeiture has a Material Adverse Effect on Borrowers and Guarantors taken as a whole;
          (l) there shall be an act, condition or event which has a Material Adverse Effect on Borrowers and Guarantors taken as a whole after the date hereof;
          (m) there shall be an event of default under any of the other Financing Agreements which continues beyond any applicable cure or grace period;
          (n) a requirement from the Minister of National Revenue for payment pursuant to Section 224 or any successor section of the Income Tax Act (Canada) or Section 317, or any successor section or any other Person in respect of any Borrower of the Excise Tax Act (Canada) or any comparable provision of similar legislation shall have been received by Agent, any Lender or any other Person in respect of any Borrower or otherwise issued in respect of any Borrower;
          (o) any change in control of Administrative Borrower that allows the holders of the Securities or the Series B Securities to exercise their put options under the Indenture or the Series B Indenture;
          (p) any default by New ProSys or Old ProSys under any agreement, document or instrument relating to the Indebtedness described in Section 9.9(k) hereof, which default continues for more than the applicable cure period, if any, with respect thereto; or
          (q) any default by Administrative Borrower under any agreement, document or instrument relating to the Indebtedness described in Section 9.9(l) hereof, which default continues for more than the applicable cure period, if any, with respect thereto.
     10.2 Remedies.
          (a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC, the PPSA or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Obligor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent shall, upon the direction of the Required Lenders, at any time or times an Event of Default exists or has occurred and is continuing, proceed directly against any Borrower or Obligor to collect the Obligations without prior recourse to the Collateral.

          (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, and upon the direction of the Required Lenders, Agent shall, (i) upon notice to Administrative Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Agent, for the ratable benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrowers, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem commercially reasonable, for cash, upon credit or for future delivery, with Agent or any Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrowers or Guarantors which right or equity of redemption is hereby expressly waived and released by Borrowers and Guarantors to the extent permitted by applicable law and/or (vii) upon notice to Administrative Borrower, terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent, for the ratable benefit of Lenders. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and each Borrower and each Guarantor waives any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and each Guarantor waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrowers will either, as Agent shall specify, furnish cash collateral to Issuing Bank to be used to secure and fund the reimbursement obligations to Issuing Bank in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent for the Letter of Credit Accommodations. Such cash collateral shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Accommodations.
          (c) At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, enforce the rights of any Borrower against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Agent may, in its discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.
          (d) To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and each Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender to do any of the following at any time an Event of Default exists or has occurred and is continuing (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and each Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral at any time an Event of Default exists or has occurred and is continuing and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or any Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.
          (e) For the purpose of enabling Agent and Lenders to exercise the rights and remedies hereunder, each Borrower hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to Borrowers) to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property now owned or hereafter acquired by any Borrower, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.
          (f) Agent shall apply the cash proceeds of Collateral actually received by it from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part, in the manner set forth in Section 6.4 hereof. Borrowers and Guarantors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including reasonable attorneys’ fees and legal expenses.
          (g) Without limiting the foregoing, upon the occurrence of an Event of Default or an act, condition or event which with notice or passage of time or both would constitute an Event of Default, Agent may and, upon the direction of the Required Lenders, Agent shall, without notice, (i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrowers and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agent or Lenders to Borrowers.
          (h) Agent may appoint, remove and reappoint any person or persons, including an employee or agent of Agent to be a receiver (the “Receiver”) which term shall include a receiver and manager of, or agent for, all or any part of the Collateral. Any such Receiver shall, as far as concerns responsibility for his acts, be deemed to be the agent of Borrowers and not of Agent or Lenders, and Agent and Lenders shall not in any way be responsible for any misconduct, negligence or non-feasance of such Receiver, its employees or agents. Except as otherwise directed by Agent, all money received by such Receiver shall be received in trust for and paid to Agent. Such Receiver shall have all of the powers and rights of Agent and Lenders described in this Section 10. Agent may, either directly or through its agents or nominees, exercise any or all powers and rights of a Receiver.

          (i) Borrowers shall pay all costs, charges and expenses incurred by Agent, Lenders or any Receiver or any nominee or agent of Agent, Lenders or any Receiver, whether directly or for services rendered (including, without limitation, solicitor’s costs on a solicitor and his own client basis, auditor’s costs, other legal expenses and Receiver remuneration) in enforcing this Agreement or any other Financing Agreement and in enforcing or collecting Obligations and all such expenses together with any money owing as a result of any borrowing permitted hereby shall be a charge on the proceeds of realization and shall be secured hereby.
SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW
     11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.
          (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California (without giving effect to principles of conflicts of law), except to the extent that the law of another jurisdiction is specified in a Financing Agreement to be governing law for that Financing Agreement.
          (b) Borrowers, Guarantors, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Superior Court of Los Angeles County, California and the United States District Court for the Central District of California and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent or any Lender shall have the right to bring any action or proceeding against any Borrower or any Guarantor or its property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against such Borrower, such Guarantor or its property).
          (c) To the extent permitted by applicable law, each of Borrowers, Guarantors, Agent and each Lender hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed ten (10) days after the same shall have been so deposited in the U.S. mails, or, at the plaintiff’s option, by service upon such party in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such party shall appear in answer to such process, failing which such party shall be deemed in default and judgment may be entered by plaintiff against such party for the amount of the claim and other relief requested.
          (d) EACH OF BORROWERS, GUARANTORS, AGENT AND LENDERS HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND,

ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF BORROWERS, GUARANTORS, AGENT AND LENDERS HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWERS, GUARANTORS, AGENT OR LENDERS MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
          (e) If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any document related hereto, (i) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee or referees to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided, that, at the option of Agent, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, (ii) any arbitrator of JAMS shall be deemed qualified as a referee in such action or proceeding for the purpose of subdivision (a) of Section 641 of the California Code of Civil Procedure, and (iii) Borrowers shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.
          (f) Agent and Lenders shall not have any liability to Borrowers or Guarantors (whether in tort, contract, equity or otherwise) for losses suffered by any Borrower or any Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent or such Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.
     11.2 Waiver of Notices. Each Borrower and each Guarantor hereby expressly waives demand, presentment, notice of intent to accelerate, notice of acceleration, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower or any Guarantor which Agent may elect to give shall entitle any Borrower or any Guarantor to any other or further notice or demand in the same, similar or other circumstances. Subject to applicable law, each Borrower hereby expressly waives all rights of notice and hearing of any kind prior to the exercise of rights by Agent or any Lender from and after the occurrence of an Event of Default to repossess the Collateral with judicial process or to replevy, attach or levy upon the Collateral or other security for the Obligations. Subject to applicable law, each Borrower waives the posting of any bond otherwise required of Agent or any Lender in connection with any judicial process or proceeding to obtain possession of, replevy, attach or levy upon the Collateral or other security for the Obligations, to enforce any judgment or other court order entered in favor of Agent or any Lender, or to enforce by specific performance, temporary restraining order, preliminary or permanent injunction, this Agreement or any other Financing Agreement.
     11.3 Amendments and Waivers.
          (a) Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed as provided in Section 11.3(b) hereof. Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided in Section 11.3(b) hereof. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power/and or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.
          (b) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by Agent and the Required Lenders, and as to amendments to any of the Financing Agreements, by Borrowers; except that any change, waiver, discharge or termination with respect to the following shall require the consent of Agent and all Lenders:
               (i) the extension of the Final Maturity Date,
               (ii) reduction in the interest rate or any fees or the extension of the time of payment of interest or any fees or reduction in the principal amount of any Loan or Letter of Credit Accommodations,
               (iii) increase in the Commitment of any Lender over the amount thereof then in effect or provided hereunder (it being understood that a waiver of any Event of Default shall not constitute a change in the terms of any Commitment of any Lender),
               (iv) the release of any Collateral (except as expressly required by the Financing Agreements and except as permitted under Section 12.11(b) hereof),
               (v) the amendment, modification or waiver of: (A) the terms of the following definitions or any provisions relating thereto: Eligible Accounts, Eligible Inventory, Excess Availability, Final Maturity Date, Revolving Loan Limit, or (B) any provision of this Section 11.3,
               (vi) the reduction of any percentage specified in the definition of Required Lenders,

               (vii) the consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement, or
               (viii) the increase in the advance rates constituting part of the Borrowing Base.
          (c) Notwithstanding anything to the contrary contained in Sections 11.3(a) and (b) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but if the Non-Consenting Lender had consented to such amendment, waiver, discharge or termination, there would have been sufficient Lender consents thereto under Section 11.3(b) above, then Wachovia shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Wachovia of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Wachovia or such Eligible Transferee as Wachovia may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. Wachovia shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, Wachovia, or such Eligible Transferee specified by Wachovia, shall pay to the Non-Consenting Lender (except as Wachovia and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the Business Day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee). Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.
          (d) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 11.3. The consent of Issuing Bank shall be required for any amendment, waiver or consent affecting the rights or duties of Issuing Bank hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section, provided, that, the consent of Issuing Bank shall not be required for any other amendments, waivers or consents. Notwithstanding anything to the contrary contained in Section 11.3(a) above, (i) in the event that Agent shall agree that any items otherwise required to be delivered to Agent as a condition of the initial Loans and Letters of Credit hereunder may be delivered after the date hereof, Agent may, in its discretion, agree to extend the date for delivery of such items or take such other action as Agent may deem appropriate as a result of the failure to receive such items as Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Borrower, any Guarantor or any of their Subsidiaries and amend the terms hereof or of any of the other Financing Agreements as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.
          (e) The consent of Agent and a Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are secured hereunder shall be required for any amendment to the priority of payment of Obligations arising under or pursuant to any Hedge Agreements of a Borrower or a Guarantor or other Bank Products as set forth in Section 6.4(a) hereof.
     11.4 Confidentiality. Each Lender agrees that it will use its reasonable best efforts not to disclose without the prior consent of Administrative Borrower confidential information with respect to any Borrower, any Guarantor or any of its Subsidiaries which is furnished pursuant to this Agreement; provided that any Lender may disclose any such information (a) to its employees, auditors or counsel, or to Agent or another Lender if the disclosing Lender or such disclosing Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information and such party agrees to be bound by the provisions of this Section 11.4, (b) as has become generally available to the public through no fault of Agent or Lenders, (c) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Lender, (d) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (e) in order to comply with any statute or regulation, and (f) to any prospective or actual assignee or Participant in connection with any contemplated transfer or participation of any of the Commitments or any interest therein by such Lender, provided, that, such assignee or Participant has been generally advised as to the confidentiality of any such confidential information and agrees to be bound by the provisions of this Section 11.4.
     11.5 Waiver of Counterclaims. Each Borrower and each Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.
     11.6 Indemnification. Each Borrower and each Guarantor shall indemnify and hold each of Agent and each Lender, and its respective directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any of the other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel, except for such losses, claims, damages, liabilities, costs or expenses resulting from the gross negligence or willful misconduct of Agent or a Lender, its respective directors, agents, employees or counsel as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers shall pay the maximum portion which they are permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Borrower nor any Guarantor shall assert, and each Borrower and each Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Financing Agreements or the transaction contemplated hereby or thereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.
SECTION 12. THE AGENT
     12.1 Appointment, Powers and Immunities. Each Lender hereby irrevocably designates, appoints and authorizes Agent to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Financing Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.
     12.2 Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Lenders.
     12.3 Events of Default.
          (a) Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received written notice from a Lender, or any Borrower or any Guarantor specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders.
          (b) Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against any Borrower or Obligor or any of the Collateral or other property of any Borrower or Obligor.
     12.4 Agent in its Individual Capacity. With respect to its Commitment and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), so long as Agent shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Agent in its individual capacity as Lender hereunder. Agent (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with any Borrower and any Guarantor (and any of their Subsidiaries or Affiliates) as if it were not acting as Agent, and Agent and its Affiliates may accept fees and other consideration from any Borrower and any Guarantor for services in connection with this Agreement or otherwise without having to account for the same to Lenders.
     12.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers or Guarantors hereunder and without limiting the Obligations of Borrowers or

Guarantors hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction.
     12.6 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of each Borrower and each Guarantor and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or any Guarantor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or any Guarantor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or any Guarantor which is required to be provided to Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower, any Guarantor or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or any Guarantor that may come into the possession of Agent.
     12.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
     12.8 Additional Loans. Agent shall not make any Revolving Loans or provide any Letter of Credit Accommodations to Borrowers on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Loans and Letter of Credit Accommodations to Borrowers to exceed the Borrowing Base of Borrowers, without the prior consent of all Lenders, except that Agent may make such additional Loans or provide such additional Letter of Credit Accommodations on behalf of Lenders, intentionally and with actual knowledge that such

Loans or Letter of Credit Accommodations will cause the total outstanding Loans and Letter of Credit Accommodations to Borrowers exceed the Borrowing Base of Borrowers as such Agent may deem necessary or advisable in its discretion, provided, that: (a) the additional Loans or additional Letter of Credit Accommodations to Borrowers which Agent may make or provide pursuant to this Section 12.8 shall not cause the aggregate outstanding principal amount of such additional Loans and Letter of Credit Accommodations, together with the Special Agent Advances made pursuant to Section 12.11(a) hereof, to exceed the amount equal to ten (10%) percent of the lesser of the Revolving Loan Limit or the Borrowing Base at the time and shall not cause the total principal amount of the Loans and Letter of Credit Accommodations to exceed the Revolving Loan Limit, (b) without the consent of all Lenders, Agent shall not make any such additional Loans or Letter of Credit Accommodations more than ninety (90) days from the date of the first such additional Loans or Letter of Credit Accommodations and (c) upon the written request of Required Lenders, Agent shall cease making such additional Loans or Letter of Credit Accommodations. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Loans or Letter of Credit Accommodations, provided, that, Agent is acting in accordance with the terms of this Section 12.8.
     12.9 Concerning the Collateral and the Related Financing Agreements. Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements relating to the Collateral, for the ratable benefit of Lenders and Agent. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements relating to the Collateral, and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
     12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:
          (a) is deemed to have requested that Agent furnish Lender, promptly after it becomes available, a copy of each field audit or examination report and a report with respect to the Borrowing Base prepared by Agent (each field audit or examination report and weekly report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”);
          (b) expressly agrees and acknowledges that Agent (A) does not make any representation or warranty as to the accuracy of any Report, or (B) shall not be liable for any information contained in any Report; provided, that, nothing contained in this Section 12.10 shall be construed to limit the liability of Agent under Section 12.1(c) hereof in the event of the gross negligence or willful misconduct of Agent as determined pursuant to a final non-appealable order of a court of competent jurisdiction;
          (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding any Borrower and any Guarantor and will rely significantly upon Borrowers’ books and records, as well as on representations of Borrowers’ personnel; and

          (d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 11.4 hereof, and not to distribute or use any Report in any other manner.
     12.11 Collateral Matters.
          (a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers and Guarantors of the Loans and other Obligations, or (iii) to pay any other amount chargeable to any Borrower pursuant to the terms of this Agreement consisting of costs, fees and expenses and payments to any issuer of Letter of Credit Accommodations, provided, that, (A) the aggregate principal amount of the Special Agent Advances pursuant to this Section 12.11(a) outstanding at any time, plus the then outstanding principal amount of the additional Loans and Letters of Credit which Agent may make or provide as set forth in Section 12.8 hereof, shall not exceed the amount equal to ten (10%) percent of the lesser of the Revolving Loan Limit on the Borrowing Base at the time and (B) the aggregate principal amount of the Special Agent Advances pursuant to this Section 12.11(a) outstanding at any time, plus the then outstanding principal amount of the Loans, shall not exceed the Revolving Loan Limit, except at Agent’s option, provided, that, to the extent that the aggregate principal amount of Special Agent Advances plus the then outstanding principal amount of the Loans exceed the Revolving Loan Limits the Special Agent Advances that are in excess of the Revolving Loan Limit shall be for the sole account and risk of Agent and notwithstanding anything to the contrary set forth below, no Lender shall have any obligation to provide its share of such Special Agent Advances in excess of the Revolving Loan Limit. Special Agent Advances shall be repayable on demand and be secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Agent shall notify each Lender and Administrative Borrower in writing of each such Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance. Without limitation of its obligations pursuant to Section 6.11, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.
          (b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Administrative Borrower certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value of less than $5,000,000, or (v) if approved, authorized or ratified in writing by all of Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders (and any Lender may require that the proceeds from any sale or other disposition of the Collateral to be so released be applied to the Obligations in a manner satisfactory to such Lender).
          (c) Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent for itself and the benefit of the Lenders upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower in respect of) the Collateral retained by Borrowers.
          (d) Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent herein or pursuant hereto or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.
               (i) Agency for Perfection. Agent and each Lender hereby appoints each Lender as agent for the purpose of perfecting the security interests in and liens upon the Collateral of Agent for itself and the ratable benefit of Lenders in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

     12.12 Successor Agent. Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Administrative Borrower. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Administrative Borrower, a successor agent from among Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
     12.13 Other Agent Designations. Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent”, “Syndication Agent”, “Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Any such designation shall be effective upon written notice by Agent to Administrative Borrower of any such designation. Any Lender that is so designated as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.
SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS
     13.1 Term.
          (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the Final Maturity Date, unless sooner terminated pursuant to the terms hereof; provided, however, that each current Final Maturity Date shall automatically be extended for one (1) year unless at least sixty (60) days prior to such current Final Maturity Date, Administrative Borrower or Agent gives written notice of termination to the other; and provided, further, that if at least ninety (90) days prior to any current Final Maturity Date, any Lender gives written notice to Agent that it does not desire that its Commitment be extended beyond such current Final Maturity Date, then Agent shall either terminate this Agreement and the other Financing Agreements effective as of such current Final Maturity Date or cause such Lender’s Commitment to be purchased on or before such current Final Maturity Date in accordance with the terms of this Agreement. Upon the effective date of termination of this Agreement and the

Financing Agreements, Borrowers and Guarantors shall pay to Agent, for the ratable benefit of Lenders, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Agent, for the ratable benefit of Lenders (or at Agent’s option, a letter of credit issued to Agent for the ratable benefit of Lenders and at Borrowers’ expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary, for the ratable benefit of Lenders), in such amounts as Agent determines in good faith are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including reasonable attorneys’ fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent and Lenders have not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the bank account designated by Agent are received in such bank account later than 10:30 a.m. California time.
          (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Borrower or any Guarantor of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and the continuing security interest of Agent, for itself and the ratable benefit of Lenders, in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.
     13.2 Interpretative Provisions.
          (a) All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement.
          (b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.
          (c) All references to any Borrower, any Guarantor, Agent, and any Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and permitted assigns.
          (d) The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
          (e) The word “including” when used in this Agreement shall mean “including, without limitation”.
          (f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined in good faith by Agent.
          (g) All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned.
          (h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrowers and Guarantors most recently received by Agent prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified.
          (i) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.
          (j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.
          (k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
          (l) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.
          (m) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and Lenders and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.
     13.3 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Agent and Lenders at their addresses set forth below and to any Borrower and any Guarantor at their addresses specified as “Address for Notice” set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made, and to be received by the party to whom it is directed: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon electronic confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, ten (10) days after mailing, postage prepaid.
     13.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.
     13.5 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lenders, Agent, Borrowers and Guarantors and their respective successors and assigns, except that Borrowers and Guarantors may not assign their respective rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. No Lender may assign its rights and obligations under this Agreement (or any part thereof) without the prior written consent of all Lenders and Agent, except as permitted under Section 13.6 hereof. Any purported assignment by a Lender without such prior express consent or compliance with Section 13.6 where applicable, shall be void. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.
     13.6 Assignments; Participations.
          (a) Each Lender may (i) assign all or a portion of its rights and obligations under this Agreement (including, without limitation, a portion of its Commitment, the Loans owing to it and its rights and obligations as a Lender with respect to Letters of Credit Accommodations) and the other Financing Agreements to its parent company and/or any Affiliate of such Lender which is at least fifty percent (50%) owned by such Lender or its parent company or to one or more Lenders or (ii) assign all, or if less than all a portion equal to at least $5,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such rights and obligations under this Agreement to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (A) the consent of Agent shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (ii) above; and (B) if the Eligible Transferee is not a bank, Agent shall receive a representation in writing by such Eligible Transferee that either (1) no part of its acquisition of its Loans is made out of assets of any employee benefit plan, or (2) after consultation, in good faith, with Borrowers and provision by Borrowers of such information as may be reasonably requested by such Eligible Transferee, the acquisition and holding of such Commitments and Loans does not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, or (3) such assignment is an “insurance company general account,” as such term is defined in the Department of Labor Prohibited Transaction Class Exemption 95.60 (issued July 12, 1995) (“PTCE 95-60”), and, as of the date of the assignment, there is no “employee benefit plan” with respect to which the aggregate amount of such general account’s reserves and liabilities for the contracts held by or on behalf of such “employee benefit plan” and all other “employee benefit plans” maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten percent (10%) of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of such Eligible Transferee and (C) such transfer or assignment will not be effective until recorded by the Agent on the Register. As used in this Section, the term “employee benefit plan” shall have the meaning assigned to it in Title I of ERISA and shall also include a “plan” as defined in Section 4975(e)(1) of the Code.
          (b) Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. Upon its receipt of each Assignment and Acceptance, Agent will give prompt notice thereof to Lenders and deliver to each of them a copy of the executed Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Guarantors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers, Guarantors and any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.
          (d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers, Guarantors or any of their Subsidiaries or the performance or observance by Borrowers or Guarantors of any of the

Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning Borrowers, Guarantors or their Subsidiaries in the possession of Agent or any Lender from time to time to assignees and Participants.
          (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Obligor hereunder shall be determined as if such Lender had not sold such participation, and (iv) if such Participant is not a bank, represent that either (A) no part of its acquisition of its participation is made out of assets of any employee benefit plan, or (B) after consultation, in good faith, with Administrative Borrower and provision by Administrative Borrower of such information as may be reasonably requested by the Participant, the acquisition and holding of such participation does not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, or (C) such participation is an “insurance company general account, “ as such term is defined in the “PTCE 95-60”, and, as of the date of the transfer there is no “employee benefit plan” with respect to which the aggregate amount of such general account’s reserves and liabilities for the contracts held by or on behalf of such “employee benefit plan” and all other “employee benefit plans” maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten percent (10%) of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of the Participant. As used in this Section, the term “employee benefit plan” shall have the meaning assigned to it in Title I of ERISA and shall also include a “plan” as defined in Section 4975(e)(1) of the Code. Participants will be entitled to the benefits of Sections 3.1(c), 3.2 and 6.5 as fully as if they were Lenders hereunder, provided, that, any claim by a Participant under any of the foregoing sections must be made through a Lender.
          (f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank.
          (g) Borrowers and Guarantors shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.6 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential assignees or Participants. Borrowers and Guarantors shall certify the correctness, completeness and accuracy of all descriptions of each Borrower and each Guarantor and their affairs provided, prepared or reviewed by Borrowers and Guarantors that are contained in any selling materials and all other information provided by them and included in such materials.
          (h) Any Lender that is an Issuing Bank may at any time assign all of its Commitments pursuant to this Section 13.6. If such Issuing Bank ceases to be Lender, it may, at its option, resign as Issuing Bank and such Issuing Bank’s obligations to issue Letters of Credit shall terminate but it shall retain all of the rights and obligations of Issuing Bank hereunder with respect to Letters of Credit outstanding as of the effective date of its resignation and all Letter of Credit Accommodations with respect thereto (including the right to require Lenders to make Revolving Loans or fund risk participations in outstanding Letter of Credit Accommodations), shall continue.
     13.7 Participant’s Security Interests. If a Participant shall at any time participate with any Lender in the Loans and Letter of Credit Accommodations, each Borrower hereby grants to such Participant and such Participant shall have and is hereby given, a continuing lien on and security interest in any money, securities and other property of such Borrower in the custody or possession of the Participant, including the right of setoff, to the extent of the Participant’s participation in the Obligations, and such Participant shall be deemed to have the same right of setoff to the extent of its participation in the Obligations, as it would have if it were a direct Lender.
     13.8 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.
     13.9 USA Patriot Act. Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies Borrowers and

Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify such person in accordance with the Act and any other applicable law. Borrowers and Guarantors are hereby advised that any Loans or Letters of Credit hereunder are subject to satisfactory results of such verification.
     13.10 Acknowledgment. Each Borrower and each Guarantor acknowledges receipt of a copy of this Agreement.
     13.11 Judgment Currency. To the extent permitted by applicable law, the obligations of Borrowers in respect of any amount due under this Agreement shall, notwithstanding any payment in any other currency (the “Other Currency”) (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which it is due (the “Agreed Currency”) that a Lender may, in accordance with normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the Business Day immediately after the day on which such Lender receives the payment. If the amount in the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, Borrowers shall pay all additional amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall. Any obligation of a Borrower not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided in this Section, continue in full force and effect.
     13.12 Execution in Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.
     13.13 Facsimile. This Agreement may be executed and delivered by facsimile transmission and the parties may rely on all such facsimile signatures as though such facsimile signatures were original signatures.
SECTION 14. JOINT AND SEVERAL LIABILITY AND SURETYSHIP WAIVERS
     14.1 Independent Obligations; Subrogation. The Obligations of each Borrower hereunder are joint and several. To the maximum extent permitted by law, each Borrower hereby waives any claim, right or remedy which such Borrower now has or hereafter acquires against any other Borrower that arises hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Agent or Lenders against any Borrower or any

Collateral which Lender now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise until the Obligations are fully paid and finally discharged. In addition, each Borrower hereby waives any right to proceed against the other Borrowers, now or hereafter, for contribution, indemnity, reimbursement, and any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which any Borrower may now have or hereafter have as against the other Borrowers with respect to the Obligations until the Obligations are fully paid and finally discharged. Each Borrower also hereby waives any rights of recourse to or with respect to any asset of the other Borrowers until the Obligations are fully paid and finally discharged.
     14.2 Authority to Modify Obligations and Security. Each Borrower authorizes Agent and Lenders, without notice or demand and without affecting any Borrowers’ liability hereunder, from time to time, whether before or after any notice of termination hereof or before or after any default in respect of the Obligations, to: (a) renew, extend, accelerate, or otherwise change the time for payment of, or otherwise change any other term or condition of, any document or agreement evidencing or relating to any Obligations as such Obligations relate to the other Borrowers (with the consent of the other Borrowers to the extent such consent is required by the Financing Agreements or applicable law), including, without limitation, to increase or decrease the rate of interest thereon; (b) accept, substitute, waive, defease, increase, release, exchange or otherwise alter any Collateral, in whole or in part, securing the other Borrowers’ Obligations (with the consent of the other Borrowers to the extent such consent is required by the Financing Agreements or applicable law); (c) apply any and all such Collateral and direct the order or manner of sale thereof as Agent or Lenders, in their sole discretion, may determine (after the occurrence and during the continuation of an Event of Default); (d) deal with the other Borrowers as Agent or Lenders may elect; (e) in Agent’s or Lenders’ sole discretion, settle, release on terms satisfactory to Agent, or by operation of law or otherwise, the other Borrowers’ Obligations, and (after the occurrence and during the continuation of an Event of Default) compound, compromise, collect or otherwise liquidate any of the other Borrowers’ Obligations and/or any of the Collateral in any manner, and bid and purchase any of the collateral at any sale thereof; (f) apply any and all payments or recoveries from the other Borrowers as Agent or Lenders, in their sole discretion, may determine (with the consent of the other Borrowers to the extent such consent is required by the Financing Agreements or applicable law), whether or not such indebtedness relates to the Obligations; all whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others; and (g) apply any sums realized from Collateral furnished by the other Borrowers upon any of its indebtedness or obligations to Agent or Lenders as they in their sole discretion, may determine (with the consent of the other Borrowers to the extent such consent is required by the Financing Agreements or applicable law), whether or not such indebtedness relates to the Obligations; all without in any way diminishing, releasing or discharging the liability of any Borrower hereunder.
     14.3 Waiver of Defenses. Upon an Event of Default by any Borrower in respect of any Obligations, Agent or Lenders may, at their option and without additional notice to any Borrower, proceed directly against any Borrower to collect and recover the full amount of the liability hereunder, or any portion thereof, and each Borrower waives any right to require Agent or Lenders to: (a) proceed against the other Borrowers or any other person whomsoever; (b) proceed against or exhaust any Collateral given to or held by Agent or Lenders in connection with the Obligations; (c) give notice of the terms, time and place of any public or private sale of any of the Collateral except as otherwise provided herein; or (d) pursue any other remedy in Agent or any Lender’s power whatsoever. A separate action or actions may be brought and prosecuted against any Borrower whether or not action is brought against the other Borrowers and whether the other Borrowers be joined in any such action or actions; and each Borrower waives the benefit of any statute of limitations affecting the liability hereunder or the enforcement hereof, and agrees that any payment of any Obligations or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to the liability hereunder.
     14.4 Exercise of Agent’s and Lenders’ Rights. Each Borrower hereby authorizes and empowers Agent and Lenders in their sole discretion, without any notice or demand to such Borrower whatsoever and without affecting the liability of such Borrower hereunder, to exercise any right or remedy which Agent or Lenders may have available to them against the other Borrowers.
     14.5 Additional Waivers. Each Borrower waives any defense arising by reason of any disability or other defense of the other Borrowers or by reason of the cessation from any cause whatsoever of the liability of the other Borrowers or by reason of any act or omission of Agent or Lenders or others which directly or indirectly results in or aids the discharge or release of the other Borrowers or any Obligations or any Collateral by operation of law or otherwise. The Obligations shall be enforceable against each Borrower without regard to the validity, regularity or enforceability of any of the Obligations with respect to any of the other Borrowers or any of the documents related thereto or any collateral security documents securing any of the Obligations. No exercise by Agent or Lenders of, and no omission of Agent or Lenders to exercise, any power or authority recognized herein and no impairment or suspension of any right or remedy of Agent or Lenders against any Borrower or any Collateral shall in any way suspend, discharge, release, exonerate or otherwise affect any of the Obligations or any Collateral furnished by Borrowers or give to Borrowers any right of recourse against Agent or Lenders except for gross negligence or willful misconduct. Each Borrower specifically agrees that the failure of Agent or Lenders: (a) to perfect any lien on or security interest in any property heretofore or hereafter given any Borrower to secure payment of the Obligations, or to record or file any document relating thereto or (b) to file or enforce a claim against the estate (either in administration, bankruptcy or other proceeding) of any Borrower shall not in any manner whatsoever terminate, diminish, exonerate or otherwise affect the liability of any Borrower hereunder.
     14.6 Additional Indebtedness. Additional Obligations may be created from time to time at the request of any Borrower and without further authorization from or notice to any other Borrower even though the borrowing Borrower’s financial condition may deteriorate since the date hereof. Each Borrower waives the right, if any, to require Agent or Lenders to disclose to such Borrower any information it may now have or hereafter acquire concerning the other Borrowers’ character, credit, Collateral, financial condition or other matters. Each Borrower has established adequate means to obtain from the other Borrowers on a continuing basis financial and other information pertaining to such Borrower’s business and affairs, and assumes the responsibility for being and keeping informed of the financial and other conditions of the other Borrowers and of all circumstances bearing upon the risk of nonpayment of the Obligations which diligent inquiry would reveal. Agent and Lenders need not inquire into the powers of any Borrower or the authority of any of their respective officers, directors, partners or agents acting or purporting to act in their behalf, and any obligations created in reliance upon the purported exercise of such power or authority is hereby guaranteed. All obligations of each Borrower to Agent and Lenders heretofore, now or hereafter created shall be deemed to have been granted at each Borrower’s special insistence and request and in consideration of and in reliance upon this Agreement.
     14.7 Notices, Demands, Etc. Except as expressly provided by this Agreement, Agent and Lenders shall be under no obligation whatsoever to make or give to any Borrower, and each Borrower hereby waives diligence, all demands, presentments, protests, notices of protests, notices of protests, notices of nonperformance, notices of dishonor, and all other notices of every kind or nature, including notice of the existence, creation or incurring of any new or additional Obligations.
     14.8 Subordination. Except as otherwise provided in this Section 14.8, any indebtedness of any Borrower now or hereafter owing to any other Borrower is hereby subordinated to the Obligations, whether heretofore, now or hereafter created, and whether before or after notice of termination hereof, and, following the occurrence and during the continuation of an Event of Default, no Borrower shall, without the prior consent of Required Lenders, pay in whole or in part any of such indebtedness nor will any such Borrower accept any payment of or on account of any such indebtedness at any time while such Borrower remains liable hereunder. At the request of Agent, after the occurrence and during the continuance of an Event of Default, each Borrower shall pay to Agent all or any part of such subordinated indebtedness and any amount so paid to Agent at its request shall be applied to payment of the Obligations. Each payment on the indebtedness of any Borrower to the other Borrowers received in violation of any of the provisions hereof shall be deemed to have been received by any other Borrower as trustee for Agent and Lenders and shall be paid over to Agent immediately on account of the Obligations, but without otherwise affecting in any manner any such Borrower’s liability under any of the provisions of this Agreement. Each Borrower agrees to file all claims against the other Borrowers in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any indebtedness of the other Borrowers to such Borrower, and Agent and Lenders shall be entitled to all of any such Borrower’s rights thereunder. If for any reason any such Borrower fails to file such claim at least thirty (30) days prior to the last date on which such claim should be filed, Agent, as such Borrower’s attorney-in-fact, is hereby authorized to do so in Borrowers’ name or, in Agent’s discretion, to assign such claim to, and cause a proof of claim to be filed in the name of, Agent’s nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Agent the full amount payable on the claim in the proceeding, and to the full extent necessary for that purpose any such Borrower hereby assigns to Agent all such Borrower’s rights to any payments or distributions to which such Borrower otherwise would be entitled. If the amount so paid is greater than any such Borrower’s liability hereunder, Agent will pay the excess amount to the party entitled thereto.
     14.9 Revival. If any payments of money or transfers of property made to Agent or Lenders by any Borrower should for any reason subsequently be declared to be, or in Agent’s counsel’s good faith opinion be determined to be, fraudulent (within the meaning of any state or federal law relating to fraudulent conveyances), preferential or otherwise voidable or recoverable in whole or in part for any reason (hereinafter collectively called “voidable transfers”) under the Bankruptcy Code or any other federal or state law and Lender is required to repay or restore, or in Agent’s counsel’s good faith opinion may be so liable to repay or restore, any such voidable transfer, or the amount or any portion thereof, then as to any such voidable transfer or the amount repaid or restored and all reasonable costs and expenses (including reasonable attorneys’ fees) of Agent related thereto, such Borrower’s liability hereunder shall automatically be revived, reinstated and restored and shall exist as though such voidable transfer had never been made to Agent and Lenders.
     14.10 Understanding of Waivers. Each Borrower warrants and agrees that the waivers set forth in this Section 14 are made with full knowledge of their significance and consequences. If any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.
     14.11 Acknowledgment and Agreement. The parties hereto hereby acknowledge and agree that the Loans and other financial accommodations provided under this Agreement shall be deemed Designated Senior Indebtedness (as such term is defined in the Indenture and in the Series B Indenture).

     IN WITNESS WHEREOF, Agent, Co-Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.
BORROWERS

BELL MICROPRODUCTS INC.		BELL MICROPRODUCTS — FUTURE TECH, INC.

By:	/s/ W. Donald Bell	By:	/s/ Andrew S. Hughes

Title: President & CEO		Title: Vice President & Secretary

Chief Executive Office:		Chief Executive Office:

1941 Ringwood Avenue		2100 NW 97th Avenue, Suite 101
San Jose, California 95131		Doral, Florida 33172

Address for Notice:		Address for Notice:

1941 Ringwood Avenue		1941 Ringwood Avenue
San Jose, California 95131		San Jose, California 95131
Attn: Don Bell		Attn: Don Bell
Fax: (408) 451-1632		Fax: (408) 451-1632

RORKE DATA, INC.		BELL MICROPRODUCTS CANADA — TENEX DATA ULC

By:	/s/ Andrew S. Hughes	By:	/s/ W. Donald Bell

Title: Vice President & Secretary		Title: President

Chief Executive Office:		Chief Executive Office:

7626 Golden Triangle Drive		4118 14th Avenue #5
Eden Prairie, Minnesota 55344		Markham, Ontario, L3R0J3 Canada

Address for Notice:		Address for Notice:

1941 Ringwood Avenue		1941 Ringwood Avenue
San Jose, California 95131		San Jose, California 95131
Attn: Don Bell		Attn: Don Bell
Fax: (408) 451-1632		Fax: (408) 451-1632

Amended and Restated Loan and Security Agreement

TOTAL TEC SYSTEMS, INC.		FOREFRONT GRAPHICS US INC.

By:	/s/ Andrew S. Hughes	By:	/s/ Andrew S. Hughes

Title: Vice President & Secretary		Title: Vice President & Secretary

Chief Executive Office:		Chief Executive Office:

Two Gourmet Lane		4118 Fourteenth Ave., Unit 5
Edison, New Jersey 08817		Markham, Ontario, Canada L3R 0J3

Address for Notice:		Address for Notice:

1941 Ringwood Avenue		1941 Ringwood Avenue
San Jose, California 95131		San Jose, California 95131
Attn: Don Bell		Attn: Don Bell
Fax: (408) 451-1632		Fax: (408) 451-1632

Amended and Restated Loan and Security Agreement

GUARANTORS

BELL MICROPRODUCTS CANADA INC.

By:	/s/ W. Donald Bell

Title: President

Chief Executive Office:

4118 Fourteenth Ave., Unit 5
Markham, Ontario, Canada L3R 0J3

Address for Notice:

1941 Ringwood Avenue
San Jose, California 95131
Attn: Don Bell
Fax: (408) 451-1632

BELL MICROPRODUCTS MEXICO SHAREHOLDER, LLC

By:	W. Donald Bell

Title: Authorized Representative

Chief Executive Office:

2100 NW 97th Avenue, Suite 101
Doral, Florida 33172

Address for Notice:

1941 Ringwood Avenue
San Jose, California 95131
Attn: Don Bell
Fax: (408) 451-1632

Amended and Restated Loan and Security Agreement

AGENT		CO-AGENT

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), as Agent		BANK OF AMERICA, N.A., as Co-Agent

By:	/s/ Gary Whitaker	By:	/s/ Robert Dalton

Gary Whitaker, Director		Title:	Vice President

Address:		Address:

251 S. Lake Avenue, Suite 900 Pasadena, California 91101 Attn: Gary Whitaker Fax: (626) 304-4949		55 S. Lake Avenue, Suite 900 Pasadena, California 91101

LENDERS

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN)		BANK OF AMERICA, N.A.

By:	/s/ Gary Whitaker	By:	/s/ Robert Dalton

Gary Whitaker, Director		Title:	Vice President

Address:		Address:

251 S. Lake Avenue, Suite 900 Pasadena, California 91101		55 S. Lake Avenue, Suite 900 Pasadena, California 91101

Revolving Loan Commitment: $75,000,000		Revolving Loan Commitment: $63,000,000

Amended and Restated Loan and Security Agreement

THE CIT GROUP/BUSINESS CREDIT, INC.		WELLS FARGO FOOTHILL, LLC

By:	/s/ Brad Higgins	By:	/s/ Eunnie Kim

Title:	Vice President	Title:	Vice President

Address:		Address:

5420 LBJ Freeway, Suite 200 Dallas, Texas 75240 Attn: Portfolio Manager Fax: (972) 455-1690		2450 Colorado Avenue, Suite 3000W Santa Monica, California 90404

Revolving Loan Commitment: $30,000,000		Revolving Loan Commitment: $36,000,000

Amended and Restated Loan and Security Agreement

INDEX TO
EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Form of Compliance Certificate

Exhibit C	Information Certificate

Schedule 6.6	Authorized Persons

Schedule 8.1	Subject Subsidiaries

Schedule 8.3	List of Locations

Schedule 8.4	Existing Liens

Schedule 8.6	Pending Litigation

Schedule 8.8	Environmental Matters

Schedule 8.10	List of Bank Accounts

Schedule 8.11	Intellectual Property

Schedule 8.15	Capitalization

Schedule 8.16	Labor Disputes

Schedule 8.17	Corporate Name; Prior Transactions

Schedule 9.9	Existing Indebtedness

Schedule 9.10	Loans, Investments, Guarantees